UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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☐ PreliminaryProxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

GENERAL MOTORS COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GENERAL MOTORS COMPANY
300 Renaissance Center, P.O. Box 300, Detroit, MI 48265-3000

April 26, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of General Motors Company (“GM” or “General Motors” or the “Company,” or “we”). It will be held at 9:30 a.m. Eastern Time on Tuesday, June 12, 2012, at General Motors Global Headquarters, 300 Renaissance Center, Detroit, Michigan 48265.

At the meeting, stockholders will be asked to vote on the election of directors, the ratification of the selection of the independent registered public accounting firm for 2012, and an advisory proposal to approve executive compensation, and to transact any other business that is properly brought before the meeting or any adjournment thereof. Additionally, there will be a report on the state of the Company’s business, and we will provide time for business-related questions and comments. If you plan to attend the meeting, you must request an admission ticket in advance. Please refer to page 5 for further instructions concerning admission tickets. A map and directions are on the back cover of this proxy statement.

This year we will again furnish proxy materials to our stockholders primarily through the Internet. We will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to most of our stockholders, which will contain instructions on how to access proxy materials on the Internet and vote your shares. The Notice will also describe how to request a paper or electronic copy of proxy materials, free of charge. Stockholders who have previously elected delivery of our proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically. Stockholders who have previously elected to receive a paper copy of our proxy materials will receive a full paper set of these materials by mail.

Your vote is very important. Whether or not you plan to attend the annual meeting, please submit your vote as soon as possible so that your shares will be represented and voted at the meeting. You may submit your vote by the Internet, by telephone, or by completing and mailing the enclosed proxy card or voting instruction form. Please note that voting in advance by any of these methods will not affect your right to attend the meeting and vote in person.

Thank you for your support and continued interest in General Motors Company.

Sincerely,

Daniel F. Akerson

Chairman & Chief Executive Officer

Notice of Annual Meeting of Stockholders of General Motors Company

Time and Date:	9:30 a.m. Eastern Time, Tuesday, June 12, 2012

Place:	General Motors Company
General Motors Global Headquarters
300 Renaissance Center
Detroit, Michigan 48265

Agenda Items:	1. Election of directors;

2. Ratification of the selection of the independent registered public accounting firm for 2012;

3. Advisory vote to approve executive compensation; and

4. Transacting any other business that is properly brought before the meeting, or any adjournment thereof

Board of Directors Recommendations:	The Board of Directors recommends a vote “FOR” Items 1, 2, and 3.

Record Date:	You are entitled to vote at the meeting if you were a holder of record of GM Common Stock, $0.01 par value (“Common Stock”), at the close of business on April 13, 2012.

Proxy Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting, please submit your vote as soon as possible so that your shares will be represented and voted at the meeting. You may submit your vote by the Internet, by telephone, or by completing and mailing the enclosed proxy card or voting instruction form. Please note that voting in advance by any of these methods will not affect your right to attend the meeting and vote in person. For specific instructions on how to vote your shares, please see “How do I vote without attending the annual meeting?” on page 2.

Admission:	If you plan to attend the annual meeting, you must request an admission ticket in advance by following the instructions on page 5 of this proxy statement, and we must receive your request no later than Monday, June 4, 2012. Each stockholder may bring one guest to the meeting.

By order of the Board of Directors,

Anne T. Larin

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the

GM Annual Meeting of Stockholders to be Held on Tuesday, June 12, 2012

The Proxy Statement and Annual Report to stockholders are available at www.gm.com/proxymaterials.

Proxy Statement

This proxy statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or the “Board of Directors”) of General Motors Company, to be used at the 2012 annual meeting of stockholders of the Company. The enclosed proxy card or voting instruction form represents your holdings of Common Stock in the account name shown. We expect that on or after Thursday, April 26, 2012, this proxy statement and the enclosed proxy card or voting instruction form will be mailed, or proxy materials will be available through the Internet for those stockholders who have previously elected delivery of proxy materials electronically.

In addition to this proxy statement and the proxy card or voting instruction form, the GM 2011 Annual Report to stockholders (“Annual Report”) is provided in this package and is available through the Internet.

Questions and Answers

How does the Board of Directors recommend that I vote on matters to be considered at the annual meeting?

The Board of Directors recommends a vote on the following items, which are described in more detail beginning on page 7:

Item	Description	Board Voting Recommendation
1	Election of directors	FOR
2	Ratification of the selection of the independent registered public accounting firm for 2012	FOR
3	Advisory vote to approve executive compensation	FOR

Who is entitled to vote?

Holders of Common Stock as of the close of business on April 13, 2012 are entitled to vote at the annual meeting. On that date, the Company had 1,565,848,236 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote.

How do I vote without attending the annual meeting?

When you timely submit your proxy or voting instructions in the proper form, your shares will be voted according to your instructions. You may give instructions to grant authority to vote for or against, or abstain from voting for the election of all the Board of Directors’ nominees or any individual nominee and to vote for or against, or abstain from voting upon, each of the other matters submitted for voting. If you sign, date, and return the proxy card or voting instruction form without specifying how you wish to cast your vote, your shares will be voted according to the recommendations of the Board of Directors, as indicated in this proxy statement. Telephone and Internet voting is available 24 hours a day, through 11:59 p.m. Eastern Time on Monday, June 11, 2012.

Stockholders may vote their proxy in any one of the following ways:

•	For stockholders who received a paper copy of proxy materials: To vote by Internet or telephone, you should follow the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials. To vote by mail, mark, sign, and date the proxy card or voting instruction form included with the materials and return it in the enclosed envelope in time to be received before the date of the annual meeting. If you receive more than one proxy card or voting instruction form (which means you have shares in more than one account), you must mark, sign, and date each proxy card or voting instruction form. If you vote by Internet or telephone, you do not need to mail your proxy card or voting instruction form.

•

For stockholders who received a mailed Notice of Internet Availability of Proxy Materials: You may access and review the proxy statement and Annual Report and submit your vote by Internet or telephone by following the instructions provided in the Notice or on the website indicated in the Notice. If you prefer to vote by mail, you must request a paper copy of the proxy materials and follow the instructions on the proxy card or voting instruction form enclosed with the proxy materials.

•

For stockholders who received the proxy materials electronically: You may access and review the proxy statement and Annual Report and submit your vote by Internet or telephone by following the instructions on the website provided in the e-mail notification.

By submitting your vote by Internet, telephone, or mail, you will authorize the Proxy Committee to vote your shares of Common Stock as you direct and as they determine on any matters that we do not know about now but that may be presented properly at the meeting. The Proxy Committee is composed of the following executive officers of the Company: Daniel F. Akerson, Stephen J. Girsky, and Daniel Ammann, each of whom is authorized to act on behalf of the Committee.

What is the difference between a stockholder of record and a beneficial stockholder of shares held in street name?

If your shares are owned directly in your name in an account with GM’s stock transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the stockholder of record of those shares in your account.

If your shares are held in an account with a broker, bank, or other nominee, you are considered a “beneficial” stockholder of those shares, which are held in “street name.” The broker, bank, or other nominee is considered the stockholder of record for those shares. As a beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote those shares in your account.

I am a beneficial stockholder. What happens if I do not provide voting instructions to my broker?

As a beneficial stockholder, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the materials you receive from your broker, bank, or other nominee to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under New York Stock Exchange (“NYSE”) rules, brokers are permitted to exercise discretionary voting authority on “routine” matters. Therefore, your broker may vote on Item No. 2 (ratification of the selection of the independent registered public accounting firm for 2012) even if you do not provide voting instructions, because it is considered a routine matter. Your broker may not vote on Item Nos. 1 (election of directors) and 3 (advisory vote to approve executive compensation) if you do not provide voting instructions, because those items involve matters that are considered non-routine.

What is a broker non-vote?

If your broker does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine item, the broker may return the proxy without voting on that proposal. This is known as a “broker non-vote.” A broker non-vote is deemed as not entitled to vote at the meeting with regard to a proposal so that it does not have any effect on the outcome of a vote.

What are the voting requirements to elect the directors and to approve each of the proposals?

Under GM’s Bylaws, directors are elected by a majority in uncontested elections and by plurality in contested elections. A contested election is one in which the number of nominees exceeds the number of directors to be elected, and other conditions are met. In an uncontested election, nominees will be elected directors if they receive a majority of the votes cast (i.e., the number of shares voted “for” a director must exceed the number of votes cast “against” that director, without counting abstentions). In a contested election, the nominees who receive a plurality of the votes cast (i.e., more votes in favor of their election than other nominees) will be elected directors.

Item	Description	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
1	Election of directors	Favorable vote of a majority of votes cast in an uncontested election; Plurality of votes cast in a contested election. This year’s election will not be considered contested so that majority voting will apply. See “Item No. 1 – Nomination and Election of Directors” on page 7.	Not considered as votes cast and have no effect on the outcome of the vote.
2	Ratification of the selection of the independent registered public accounting firm for 2012	Favorable vote of a majority of votes cast	Abstentions have the same effect as a vote against. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.
3	Advisory vote to approve executive compensation	Favorable vote of a majority of votes cast	Abstentions have the same effect as a vote against. Broker non-votes have no effect on the outcome of the vote.

How can I change or revoke my vote after I have voted?

After you have voted by Internet, telephone, or mail, you may revoke your proxy at any time until it is voted at the annual meeting. If you are a stockholder of record, you may do this by voting subsequently by Internet, telephone, submitting a new proxy card, sending a written notice of revocation to the Corporate Secretary, or by voting in person at the annual meeting.

If you are a beneficial stockholder, you may subsequently vote by Internet, telephone, or revocation of your vote must be made through your broker, bank, or other nominee in accordance with their instructions.

How can I vote in person at the annual meeting?

If you are a stockholder of record, you may vote your shares at the annual meeting by completing a ballot at the meeting. If you are a beneficial stockholder and want to vote your shares in person at the annual meeting, you must bring a signed legal proxy from your broker, bank, or other nominee giving you the right to vote the shares, which must be submitted with your ballot at the meeting. Your vote at the annual meeting will supersede any prior vote by you.

Will my votes be confidential? Who will count the vote?

As a matter of policy, GM believes your vote should be private except in contested elections. Therefore, we use an independent third party to receive, inspect, count, and tabulate proxies. Representatives of the independent third party also act as judges at the annual meeting.

What constitutes a quorum at the annual meeting?

The presence of holders of a majority of the outstanding shares of Common Stock, in person or by proxy, will constitute a quorum for transacting business at the annual meeting.

How can I attend the annual meeting?

We welcome you to attend the annual meeting. To attend the meeting, you must request an admission ticket in advance by following the directions below. Because our space is limited, you may only bring one guest to the meeting. If you hold your shares in an account with a broker, bank, or other nominee, your admission ticket request must include proof of your stock ownership such as a copy of the portion of your Notice of Internet Availability of Proxy Materials or voting instruction form with your name and address, or an account statement or letter from your broker, bank, or other nominee confirming your stock ownership as of April 13, 2012. If your shares are owned directly in your name in an account with Computershare, GM’s stock transfer agent, you must provide your name and address as shown on your account or voting materials.

Please send your annual meeting admission ticket(s) request along with proof of stock ownership as described above to GM Stockholder Services by one of the following methods:

•	E-mail: stockholder.services@gm.com;

•	Fax: 313-667-1426; or

•	Mail: GM Stockholder Services, Mail Code 482-C25-A36, P.O. Box 300, Detroit, Michigan 48265-3000.

Ticket requests will be processed in the order in which they are received and must be received no later than Monday, June 4, 2012. Please include your e-mail address or telephone number in your fax or mail communication in the event we need to contact you regarding your ticket request. You will receive your admission ticket(s) by mail. On the day of the meeting, each stockholder and guest will be required to present a form of government-issued photograph identification, such as a driver’s license or passport, along with a separate admission ticket, both of which will be issued in the stockholder’s name. The admission ticket is not transferable, and stockholders must accompany their guest at the meeting entrance.

Large bags, backpacks and packages, suitcases, briefcases, personal communication devices such as cell phones, cameras, recording equipment, and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections.

Will there be a webcast of the annual meeting?

Yes. Our annual meeting will be audio webcast on June 12, 2012 and may be accessed at www.gm.com/gmannualmeeting. Listening to our annual meeting webcast will not constitute attendance at the meeting, and you will not be able to cast a vote as a listener to the live webcast.

Can I access proxy materials on the Internet instead of receiving paper copies?

Yes. You may consent to receive your proxy materials and Annual Report via the Internet, which will reduce the amount of paper you receive as well as our future postage and printing expenses. At your request, you will be notified by e-mail when these documents are available electronically through the Internet. If you are a stockholder of record, you may sign up for this service at www.computershare.com/gm. If you are a beneficial stockholder, you should refer to the instructions provided by your broker, bank, or other nominee on how to receive electronic delivery of proxy materials. You may also enroll for electronic delivery when you vote by Internet.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail?

The U.S. Securities and Exchange Commission (the “SEC”) has adopted a rule that permits companies to furnish proxy materials to stockholders through the Internet. Under this rule, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials to most of our stockholders. The Notice tells you how to access and review our proxy statement and Annual Report on the Internet and how to vote your shares after you have reviewed the proxy materials. If you would like to receive a paper or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice. Stockholders will not receive a Notice if you have previously requested to receive mailed paper copies of proxy materials or you requested to receive proxy materials electronically.

What is “householding” and how does it affect me?

The SEC permits companies to send a single copy of their annual report and proxy statement or a single envelope containing all of the Notices to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card, voting instruction form, or Notice. The Notice for each stockholder will include your unique control number, which is needed to vote your shares. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for companies. General Motors has instituted this procedure for its stockholders.

If one set of these documents was sent to your household for the use of all GM stockholders in your household, and one or more of you would prefer to receive additional sets, or if multiple copies of these documents were sent to your household and you want to receive one set, please contact Broadridge Financial Solutions, Inc., by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If a broker, bank, or other nominee holds your shares, please contact your broker, bank, or other nominee directly if you have questions about delivery of materials, require additional copies of the proxy statement or Annual Report, or wish to receive multiple copies of reports by stating that you do not consent to householding.

How can nominees obtain proxy materials for beneficial owners?

Brokers, banks, and other nominees who want a supply of the Company’s proxy materials to send to beneficial owners should write to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

What proposals will be submitted at the 2013 annual meeting?

At the annual meeting each year, the Board of Directors asks stockholders to vote on its nominees for election as directors. In addition, at each annual meeting, the stockholders ratify or reject the independent registered public accountants selected by the Audit Committee. The Board of Directors also may submit other matters for stockholder approval at the annual meeting.

The deadline for stockholders to submit a proposal under Rule 14a-8 of the SEC’s proxy rules for inclusion in the Company’s proxy statement for the 2013 annual meeting is December 27, 2012. Any proposals intended to be included in the proxy statement for the 2013 annual meeting must be received by the Company on or before that date. Please send proposals to the Corporate Secretary at the mailing address, fax number, or e-mail address given in “How can I obtain the Company’s corporate governance information?” below.

Who pays for this proxy solicitation and how much did it cost?

We will pay our cost for soliciting proxies for the 2012 annual meeting. General Motors will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow & Co., LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $30,000, depending on the level of services actually provided. Certain GM employees, officers, and directors may also solicit proxies by mail, telephone, or personal visits. They will not receive any additional compensation for their services.

As usual, we will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

How can I obtain the Company’s corporate governance information?

You may download a copy of GM’s corporate governance documents by visiting our website at www.gm.com/investor, under “Corporate Governance.” To request a printed copy of any of the documents, write to the Corporate Secretary at General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000 or, at fax number 313-667-1426, or at stockholder.services@gm.com.

How can I review a list of stockholders entitled to vote at the annual meeting?

A list of stockholders of record entitled to vote at the annual meeting will be available for examination for a purpose that is germane to the meeting at General Motors Global Headquarters, 300 Renaissance Center, Detroit, Michigan, 48265, for ten business days before the annual meeting between 9 a.m. and 5 p.m., and also during the meeting.

Are there any other matters to be voted upon at the annual meeting?

We do not know of any matters to be voted on by stockholders at the annual meeting other than those included in this proxy statement. If any other matter is properly presented at the meeting, the enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment with respect to the matter.

Item No. 1

Nomination and Election of Directors

If you sign and return the proxy card or voting instruction form or vote by Internet or telephone, the Proxy Committee will vote your shares for all 14 nominees described in the following section, unless you vote against, or abstain from voting for one or more such nominees. Each director will serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until his or her earlier resignation, removal, or death. If any of the Board’s nominees for director becomes unavailable to serve before the annual meeting (which we do not anticipate), the Board may decrease the number of directors to be elected or designate substitute nominees for that vacancy.

GM has received notice pursuant to Section 1.11 of the Bylaws that a stockholder, who owns two shares of Common Stock, intends to nominate candidates for election to the Board at the 2012 annual meeting. Under Section 2.2(d) of the Bylaws, the Board has determined in its reasonable judgment that this is not considered a contested election.

The Board recommends that you vote your shares for the candidates nominated by the Board.

Other than Thomas M. Schoewe, James J. Mulva, and Theodore M. Solso, all of the directors in the following section were elected to the Board at the 2011 annual meeting. Mr. Schoewe was elected a director of the Company effective November 14, 2011. A third-party search firm engaged by the Directors and Corporate

Governance Committee (the “Governance Committee”) provided assistance in identifying Mr. Mulva and Mr. Solso as potential Board candidates. The Governance Committee recommended Mr. Mulva and Mr. Solso as nominees for election at the annual meeting after determining that each was qualified under the Committee’s criteria.

Information about Nominees for Director

Set forth below is information about the nominees, including their names and ages, recent employment or principal occupation, their period of service as a GM director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and a summary of their specific experience, qualifications, attributes, or skills that led to the conclusion that they are qualified to serve as a director:

The Board recommends that you vote FOR the election of each of the following nominees.

Names and (Ages)	Position and Offices
Daniel F. Akerson (63)	Chairman and Chief Executive Officer, General Motors Company
David Bonderman (69)	Co-Founding Partner and Managing General Partner, TPG
Erroll B. Davis, Jr. (67)	Superintendent, Atlanta Public Schools
Stephen J. Girsky (49)	Vice Chairman, Corporate Strategy, Business Development, Global Product Planning and Global Purchasing and Supply Chain, General Motors Company
E. Neville Isdell (68)	Retired Chairman and Chief Executive Officer, The Coca-Cola Company
Robert D. Krebs (69)	Retired Chairman and Chief Executive Officer, Burlington Northern Santa Fe Corporation
Philip A. Laskawy (71)	Retired Chairman and Chief Executive Officer, Ernst & Young LLP
Kathryn V. Marinello (55)	Chairman and Chief Executive Officer, Stream Global Services, Inc.
James J. Mulva (65)	Chairman and Chief Executive Officer, ConocoPhillips
Patricia F. Russo (59)	Former Chief Executive Officer, Alcatel-Lucent
Thomas M. Schoewe (59)	Former Executive Vice President and Chief Financial Officer, Wal-Mart Stores, Inc.
Theodore M. Solso (65)	Former Chairman and Chief Executive Officer, Cummins, Inc.
Carol M. Stephenson (61)	Dean, Richard Ivey School of Business, The University of Western Ontario
Cynthia A. Telles (59)	Director, UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic

Daniel F. Akerson

Daniel F. Akerson has been a member of our Board of Directors since July 2009. He has held the office of Chairman and Chief Executive Officer since January 2011 and Chief Executive Officer since September 2010. Prior to joining GM, Mr. Akerson was a Managing Director of The Carlyle Group (“Carlyle”), a private equity firm from 2003 to 2010, serving variously as the Head of Global Buyout and as Co-Head of U.S. Buyout. Prior to joining Carlyle, he served as a chairman, chief executive officer, or president of several major companies including MCI Communications Corporation (1983 to 1993), General Instrument Corporation (1993 to 1995), Nextel Communications (1996 to 1999), and XO Communications, Inc. (1999 to 2003). Mr. Akerson led the successful restructuring of XO Communications, Inc., which filed a voluntary bankruptcy petition in June 2002. Mr. Akerson is a director of American Express Company, which has announced that he does not intend to stand for re-election at the company’s 2012 annual meeting. He is a former director of Booz Allen Hamilton, Inc., Freescale Semiconductor, Inc., Manor Care, Inc., MultiPlan, Inc., Time Warner, Inc., and XO Holdings, Inc.

Mr. Akerson’s role as our Chief Executive Officer enables him to provide our Board of Directors with insight and perspective related to the Company’s business strategy and operations. He provides an essential link between management and the Board, ensuring that critical business matters are brought before the Board, which enables our Board to carry out its oversight of the Company’s strategic planning and risk management policies. As part of Mr. Akerson’s extensive operating and senior management experience as a chief executive officer in a succession of major companies in challenging, highly competitive industries, he formulated and executed global strategies, guided business development and deployment efforts, and led successful business restructurings. Mr. Akerson also brings to our Board his experience in overseeing private equity investments and serving on other public company boards.

David Bonderman

David Bonderman has been a member of our Board of Directors since July 2009. He is Co-Founding Partner and Managing General Partner of TPG, a private investment firm he founded in 1992. Mr. Bonderman currently serves as Chairman of the Board of Directors of Ryanair Holdings PLC, a European-based low fares airline, and as a director of Armstrong Worldwide Industries, Inc., a company that designs and manufactures floor, ceiling, and cabinet products, which has announced that he does not intend to stand for re-election at the company’s 2012 annual meeting; CoStar Group, Inc., a marketing and information services company in the commercial real estate industry; Caesars Entertainment Corporation, a gaming operations company; and Energy Future Holdings Corporation, a privately held energy company based in Dallas with a portfolio of competitive and regulated energy companies. He also served as a director of Gemalto N.V. (2006-2010), Washington Mutual, Inc. (April 2008-December 2008), and Burger King Holdings, Inc. (2002-2008).

Mr. Bonderman’s qualifications to serve on our Board of Directors include his operating and leadership experience as a co-founding partner in a private equity firm. Through his involvement with TPG he has provided leadership to companies that have been in distressed and turn-around situations and are undergoing dramatic changes. He brings to our Board of Directors extensive experience in finance, business development, mergers and acquisitions, business restructuring and integration, and international business, particularly in China where GM has significant operations.

Erroll B. Davis, Jr.

Erroll B. Davis, Jr. has been a member of our Board of Directors since July 2009. He was also a member of the Board of General Motors Corporation from 2007 to 2009. Mr. Davis has served as the Superintendent of Atlanta Public Schools since July 2011. From 2006 until his retirement in June 2011, he served as Chancellor of the University System of Georgia, the governing and management authority of public higher education in Georgia. From 2000 to 2006, Mr. Davis served as Chairman of Alliant Energy Corporation, and he held the offices of President and Chief Executive Officer from 1998 to 2005. He is a director of Union Pacific Corporation. Mr. Davis also served as a director of PPG Industries, Inc. (1994-2007) and BP p.l.c. (1998-2010).

In nominating Mr. Davis to serve on our Board of Directors, the Board considered his operating and management experience as a chief executive officer of one of the largest public school systems in the state of Georgia and a large, diverse public university system and, before that, a complex, highly regulated public utility. Mr. Davis brings to our Board of Directors extensive knowledge in the areas of financial reporting and accounting, compliance and controls, technology, and public policy issues such as education and the environment. In addition, his knowledge and experience in the utility and energy industries brings to the Board valuable insight regarding the infrastructure needed to advance the use and acceptance of electric power and natural gas to fuel low-emission vehicles. Furthermore, Mr. Davis’ experience on the boards of directors of several public companies provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of audit and public policy.

Stephen J. Girsky

Stephen J. Girsky has been a member of our Board of Directors since July 2009. Under the terms of a stockholders agreement among GM’s largest stockholders, Mr. Girsky was designated for nomination to the GM Board by the UAW Retiree Medical Benefits Trust (the “VEBA Trust”). At GM he has been Vice Chairman of Corporate Strategy, Business Development, Global Product Planning, and Global Purchasing and Supply Chain since February 2011. He was Vice Chairman of Corporate Strategy and Business Development from March 2010 to February 2011. Mr. Girsky has served as Chairman of the Supervisory Board of Adam Opel AG, a GM subsidiary, since November 2011, and a member of that board since January 2010. He has been a member of the GM Overseas Corporation board of directors, a GM subsidiary, since March 2011, and in October 2010, he joined the GM Financial Company, Inc. board of directors, a GM subsidiary. Mr. Girsky served as Senior Advisor to the Office of the Chairman at GM from December 2009 to February 2010. He was President of S. J. Girsky & Company, an advisory firm, from January 2009 to March 2010. He served as President of Centerbridge Industrial Partners, LLC (“Centerbridge”), an affiliate of Centerbridge Partners, L.P., a private investment firm from 2006 to 2009. From November 2008 to June 2009, Mr. Girsky provided advisory services to the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”). Prior to joining Centerbridge, Mr. Girsky was a special advisor to the Chief Executive Officer and the Chief Financial Officer of General Motors Corporation from 2005 to 2006. From 1995 to 2005, he served as Managing Director at Morgan Stanley and a Senior Analyst of the Morgan Stanley Global Automotive and Auto Parts Research Team. Mr. Girsky also served as lead director of Dana Holding Corporation (2008-2009).

Mr. Girsky’s current role as GM Vice Chairman, Corporate Strategy, Business Development, Global Product Planning and Global Purchasing and Supply Chain in addition to nearly 25 years of experience in the automotive industry, both as a participant and knowledgeable observer, provides our Board of Directors with unique insight into the Company’s challenges, operations, and strategic opportunities as well as in-depth understanding of the automotive business and its key participants. In addition, Mr. Girsky’s experience as an auto analyst and president of a private equity firm brings to our Board of Directors significant expertise in finance, market and risk analysis, and business restructuring and development.

E. Neville Isdell

E. Neville Isdell has been a member of our Board of Directors since July 2009. He was also a member of the Board of General Motors Corporation from 2008 to 2009. Mr. Isdell served as Chairman of The Coca-Cola Company from 2004 until 2009 and Chief Executive Officer from 2004 to 2008. From 2002 to 2004, he was an International Consultant to The Coca-Cola Company and headed his investment company, Collines Investments. Mr. Isdell served as Chief Executive Officer of Coca-Cola Hellenic Bottling Company from 2000 to May 2001 and Vice Chairman from May 2001 to December 2001. He was Chairman and Chief Executive Officer of Coca-Cola Beverages plc from 1998 to September 2000. Mr. Isdell also served as a director of SunTrust Banks, Inc. (2004-2008).

When considering Mr. Isdell as a nominee to serve on our Board of Directors, the Board recognized his success as a chief executive officer of an iconic American corporation that promotes one of the most widely recognized consumer brands in the world in a continually growing global market. In addition, Mr. Isdell has significant expertise in global brand management, corporate strategy, and business development. His previous and current board positions in non-profit organizations involved with, among other areas, community development, environmental issues, and human rights such as the Center for Strategic and International Studies have developed his broad perspective on issues related to environmental sustainability and corporate social responsibility.

Robert D. Krebs

Robert D. Krebs has been a member of our Board of Directors since July 2009. He served as Chairman of Burlington Northern Santa Fe Corporation (“BNSF”) from 2000 until his retirement in 2002. Prior to that, he served as Chairman and Chief Executive Officer of BNSF from 1999 until 2000. He held the offices of Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Krebs also served as a director of UAL Corporation (2006-2010).

Mr. Krebs’ career at BNSF has provided him with wide-ranging operating and management experience as a chief executive officer of a large company focused on meeting the transportation needs of industry in the U.S. and Canada. He brings to our Board of Directors extensive experience in corporate strategy, business development, and finance. In addition, his past service on several public company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to other areas of Board responsibility including audit and risk assessment.

Philip A. Laskawy

Philip A. Laskawy has been a member of our Board of Directors since July 2009. He was also a member of the Board of General Motors Corporation from 2003 to 2009. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young LLP (“E&Y”) from 1994 to 2001. Mr. Laskawy is non-executive Chairman of the Board of Directors of the Federal National Mortgage Association and a director of Henry Schein, Inc., Lazard Ltd, and Loews Corporation. He also served as a director of The Progressive Corporation (2001-2007) and Discover Financial Services (2007-2008).

As E&Y’s former Chairman and Chief Executive Officer, Mr. Laskawy brings to GM extensive expertise in both audit and financial reporting as well as his managerial and operational experience as a former chief executive officer of one of the four major international public accounting firms. With nearly 40 years of public accounting experience, Mr. Laskawy has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls, and business processes. Furthermore, his service on the boards of directors of several public companies provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of audit and risk assessment.

Kathryn V. Marinello

Kathryn V. Marinello has been a member of our Board of Directors since July 2009. She was also a member of the Board of General Motors Corporation from 2007 to 2009. Ms. Marinello has been Chairman and Chief Executive Officer of Stream Global Services, Inc., a premium business process outsource service provider specializing in customer relationship management for Fortune 1,000 companies, since August 2010. Ms. Marinello served as senior advisor and consultant at Providence Equity Partners LLC, a private equity firm, and Ares Capital Corporation, a specialty finance company from June to August 2010. She served as Chairman and Chief Executive Officer of Ceridian Corporation, a human resources outsourcing company, from December 2007 to January 2010 and President and Chief Executive Officer from 2006 to 2007. Before joining Ceridian, Ms. Marinello spent 10 years at General Electric Company (“GE”), and served as President and Chief Executive Officer of GE Fleet Services, a division of GE, from 2002 to 2006.

Ms. Marinello’s experience in various industries enables her to bring a varied perspective to our Board. As Chairman and CEO of Stream Global Services, Inc., she is focused on using information technology to enhance customer service, areas that are key to our success. At Ceridian, she led a business service company providing integrated human resource systems, involving a wide range of issues including audit and financial reporting, compliance and controls, and mergers and acquisitions. As the former President and CEO of GE Fleet Services, Ms. Marinello has significant experience with vehicle fleet sales and financing, and dealer relations and ensures that our Board of Directors considers the customer perspective in its decision-making. Moreover, at GE Capital, and in her prior roles at Chemical Bank, Citibank, and First Bank Systems, Inc., Ms. Marinello operated large consumer financial services divisions, which included auto lending, auto warranty, telematics, and auto insurance companies, further broadening her contribution to our Board.

James J. Mulva

James J. Mulva has served as Chairman and Chief Executive Officer of ConocoPhillips, an international, integrated oil and gas company, since 2004. He served as Chairman, President and Chief Executive Officer of ConocoPhillips from 2002 to 2008. Mr. Mulva is also a director of General Electric Company.

Mr. Mulva brings to our Board of Directors 39 years of experience in the energy industry, first at Phillips Petroleum Company (“Phillips”) and, since 2002, as Chief Executive Officer of ConocoPhillips. Prior to overseeing the merger of Conoco and Phillips, Mr. Mulva served as Chairman and Chief Executive Officer of

Phillips, where he held various domestic and international senior management positions in finance, including Executive Vice President and Chief Financial Officer. As Chief Executive Officer of Phillips and later ConocoPhillips, Mr. Mulva oversaw mergers and acquisitions, business restructurings and negotiated joint ventures, positioning the company to compete in an increasingly challenging and highly competitive industry. Mr. Mulva’s expertise in the energy industry will provide valuable insight to our Board in developing GM’s long-term strategy, as will his in-depth background in finance. Mr. Mulva also brings to our Board his experience in serving as a director of other large complex companies.

Patricia F. Russo

Patricia F. Russo has been a member of our Board of Directors since July 2009 and has been Lead Director of our Board of Directors since March 2010. She served as Chief Executive Officer of Alcatel-Lucent from 2006 to 2008. Prior to the merger of Alcatel and Lucent in 2006, she served as Chairman and Chief Executive Officer of Lucent Technologies, Inc. (“Lucent”) from February 2003 to 2006 and President and Chief Executive Officer from 2002 to 2003. Ms. Russo is currently a director of Alcoa Inc., Hewlett-Packard Company, KKR Management LLC (the managing partner of KKR & Co. L.P.), and Merck & Co. Inc (“Merck”). Ms. Russo also served as a director of Schering-Plough Corporation from 1995 to its merger with Merck in 2009.

As the chief executive officer of highly technical, complex companies, Ms. Russo demonstrated leadership that strongly supported her nomination to our Board of Directors. In that capacity she dealt with a wide range of issues including mergers and acquisitions and business restructuring as she led Lucent’s recovery through a severe industry downturn and later a merger with Alcatel, a French company. In addition, she brings to the Board extensive global experience in corporate strategy, finance, sales and marketing, technology, and leadership development. Ms. Russo’s service as chair of the Governance Committee and lead director on the Schering-Plough board provided valuable expertise when she was chosen to be Lead Director by her fellow members of the GM Board.

Thomas M. Schoewe

Thomas M. Schoewe has been a member of our Board of Directors since November 2011. Mr. Schoewe served as Executive Vice President and Chief Financial Officer of Wal-Mart Stores, Inc. (“Wal-Mart”) from 2000 to 2011. Prior to joining Wal-Mart, Mr. Schoewe worked for Black & Decker Corporation from 1986 to 1999, most recently serving as Senior Vice President and Chief Financial Officer. From 1974 to 1986, Mr. Schoewe worked for Beatrice Companies, Inc., where he was Chief Financial Officer and Controller for Beatrice Consumer Durables, Inc. Mr. Schoewe is a director of KKR Management LLC (the managing partner of KKR & Co. L.P.), Northrop Grumman Corporation, and PulteGroup, Inc. (“PulteGroup”). He is retiring as a director of PulteGroup at PulteGroup’s 2012 Annual Meeting. Mr. Schoewe also served as a director for Centex Corporation from 2001 to its merger with Pulte Homes, Inc. (now doing business as PulteGroup, Inc.) in 2009.

With extensive experience gained over more than 35 years in finance including serving as the chief financial officer of leading consumer-facing companies, Mr. Schoewe brings financial expertise, corporate leadership and operational experience to our Board of Directors. During his 11 years as chief financial officer at Wal-Mart, a global company, Mr. Schoewe had responsibility for accounting and control, business planning and analysis, internal auditing, treasury, tax, insurance and benefits management, the information systems division, risk management and global security, Wal-Mart Financial Services and several other key areas of the company. Furthermore, Mr. Schoewe’s current board positions at public companies involved with home building, security, and investments provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of audit and risk assessment.

Theodore M. Solso

Theodore M. Solso served as Chairman and Chief Executive Officer of Cummins, Inc. (“Cummins”), a global company that designs, manufactures, distributes, and services diesel and natural gas engines and engine-related component products, from 2000 until his retirement in December of 2011. He is currently a director of

Ball Corporation, a supplier of metal packaging for food and beverage, personal care, and household products, and aerospace and other technologies and services for government and commercial customers. Mr. Solso also served as a director of Ashland Inc. (1999-2012).

Mr. Solso has gained significant senior management experience during his 40-year career at Cummins, a global manufacturing company. As Chief Executive Officer of Cummins, Mr. Solso led the company through strong financial performance and stockholder returns, international growth, business restructuring and leadership in emissions reduction technology and related environmental activities, corporate responsibility, diversity, and human rights issues. Mr. Solso had extensive experience at Cummins in the manufacture and engineering of diesel engines and compliance with challenging emissions laws and regulations, which will allow him to contribute significantly to our Board regarding GM’s global product development strategies. Mr. Solso’s recent experience in serving as U.S. Chairman of the U.S. – Brazil CEO Forum, will also provide valuable insight to advance the business priorities of GM’s operations in Brazil, one of the world’s fastest growing economies. In addition to his deep understanding of global markets and business operations and corporate responsibility, Mr. Solso brings to our Board his experience gained at Cummins and as a director of other companies, in finance, accounting, risk oversight, and corporate governance.

Carol M. Stephenson

Carol M. Stephenson has been a member of our Board of Directors since July 2009. She has been Dean of the Richard Ivey School of Business at The University of Western Ontario (“Ivey”) since 2003. Prior to joining Ivey, Ms. Stephenson served as President and Chief Executive Officer of Lucent Technologies Canada from 1999 to 2003. Ms. Stephenson is a director of Intact Financial Services Corporation (formerly ING Canada), a provider of property and casualty insurance in Canada, and Manitoba Telecom Services Inc., a communications provider in Canada. She was a member of the Advisory Board of General Motors of Canada, Limited (“GM Canada”), a GM subsidiary, from 2005 to 2009. Ms. Stephenson was invested as an Officer into the Order of Canada in 2009.

Ms. Stephenson’s experience as Dean of the Richard Ivey School of Business and President and Chief Executive Officer of Lucent Technologies Canada provides our Board of Directors with diverse perspective and progressive management expertise in marketing, operations, strategic planning, technology development, and financial management. Her experience on the boards of top Canadian companies provides our Board of Directors with her broad perspective on successful management strategies and insight on matters affecting the business interest of GM and GM of Canada.

Cynthia A. Telles

Cynthia A. Telles has been a member of our Board of Directors since April 2010. She has been on the faculty of the University of California, Los Angeles School of Medicine Department of Psychiatry since 1986 and the Director of the UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic since 1980. Among many corporate and non-profit board memberships, in 2010 Dr. Telles joined the board of the Pacific Council for International Policy and was appointed to the White House Commission on Presidential Scholars by President Obama. She has held several governmental and public service appointments that include serving as a Commissioner for the City of Los Angeles for 13 years. Dr. Telles currently is a member of the board of the Kaiser Foundation Health Plan and Hospitals. She previously served on the boards of Americas United Bank, the largest Hispanic-owned bank in California (2006-2010), Burlington Northern Santa Fe Corporation (2009-2010) and California United Bank (formerly Sanwa Bank California) (1994-2002).

Dr. Telles’ qualifications for serving on our Board of Directors include her extensive experience in public and governmental service, as well as public policy and governmental and community relations. In addition, her in-depth understanding of the Hispanic community, which represents the nation’s largest and fastest growing consumer market segment, provides our Board with valuable insight. Moreover, her previous and current board positions in companies in the health care, transportation, and financial industries and in non-profit organizations involved with, among other areas, community development, environmental issues, health care reform, and education, have developed her broad perspective on issues related to corporate social responsibility and governance.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that along with the Restated Certificate of Incorporation, Bylaws, and charters of the Board Committees provide the framework for the governance of our Company. The Board’s Corporate Governance Guidelines and related policies, which are periodically updated by the Board following recommendations from the Governance Committee, cover among other things:

•	Board membership criteria and the process for the selection of new directors;

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Majority voting for directors and the related requirement that each incumbent director, when nominated for reelection, submit a written irrevocable resignation that would become effective if the Board accepts that resignation following an uncontested election in which the director fails to receive a majority of the votes cast, excluding abstentions;

•	Orientation for new directors and continuing education for all directors;

•	Requirement that at least two-thirds of the Board be independent;

•	Limitation on the number of outside board memberships that can be held by any director;

•	Mandatory retirement for directors at age 72;

•	Prohibition against personal loans from the Company or its subsidiaries to directors and executive officers that would violate the Sarbanes-Oxley Act of 2002;

•	Requirements for executive sessions of the Board attended by non-management and independent directors;

•	Role and responsibilities of the Lead Director;

•	Access by the Board and each of its Committees to independent advisors at our expense;

•	Annual self-evaluations of the Board and each of its Committees by all directors;

•	Directors’ obligations to comply with the Company’s policies regarding ethics and conflicts of interest;

•	Confidentiality of Board materials, deliberations, and actions;

•	Directors’ unrestricted access to management;

•	Annual evaluation of the Chief Executive Officer (“CEO”) by the Board; and

•	Board responsibility for overseeing succession planning for management.

The Governance Committee regularly considers information concerning the Board’s Corporate Governance Guidelines and reviews related policies adopted by other major public corporations as well as the views of various groups active in the field of corporate governance regarding such guidelines and policies. This benchmark information is provided to assist in the review and updating of our guidelines and policies. The Committee also oversees the Company’s ongoing compliance with the governance requirements of corporate regulators and overseers such as the SEC and NYSE. To obtain a copy of our Corporate Governance Guidelines, see “How can I obtain the Company’s corporate governance information?” on page  7.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. While the Board has no fixed policy with respect to combining or separating the roles of Chairman and CEO, our Corporate Governance Guidelines provide that if the Chairman is not an independent director, the independent directors will elect a Lead Director from among the independent directors serving on the Board. In making leadership structure determinations, the Board considers many factors to determine what is in the best interests of the Company’s stockholders, including the qualifications of individual directors and the specific needs of the business.

Our current leadership structure consists of a combined Chairman and CEO and an independent director serving as Lead Director. Our Board believes that the Company and its stockholders are well-served by this leadership structure. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, Mr. Akerson is best positioned to chair regular Board meetings at which the directors discuss key business and strategic issues. Having one person serve as both Chairman and CEO permits a clear, unified, strategic vision for GM that ensures alignment between the Board and management, provides focused leadership for the Company, and helps ensure accountability for the Company’s performance. At the same time, the role of an independent Lead Director with specified responsibilities on behalf of the non-management directors and the activities of key Board Committees comprised entirely of independent directors provide a formal structure for active independent oversight of management, including the Chairman and CEO. Given the dynamic and competitive environment in which GM operates, our Board may reconsider its determination to have a single individual act both as Chairman and CEO from time to time based on changes in our circumstances.

The Lead Director is elected annually by a majority of the independent directors upon a recommendation from the Governance Committee. Patricia F. Russo currently serves as our Lead Director. Under the Board’s Corporate Governance Guidelines, the Lead Director has duties assigned by the Board which include:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management directors, and advising the Chairman of any actions taken;

•	Calling executive sessions of the non-management and independent directors;

•	Developing agendas for executive sessions of the Board in consultation with the Chairman and other Board members;

•	Leading the non-management directors in the annual evaluation of the performance of the CEO and communicating that evaluation to him;

•	Approving Board meeting agendas and related materials recommended by the Chairman;

•	Approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Serving as liaison between non-management directors and the Chairman, as necessary; and

•	Being available, if requested by major stockholders, for consultation and communication.

Board’s Role in Risk Oversight

One of the essential functions of our Board is oversight of management, directly and through its various Committees. Identifying and managing the risks we face is an important component of management’s responsibilities. Risks are considered in virtually every business decision and as part of the Company’s business strategy. We recognize that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve our strategic objectives.

Our Board has overall responsibility for risk oversight, with a focus on the most significant risks facing the Company. The Board’s Finance and Risk Committee is responsible for assisting the Board in its oversight of the Company’s risk management strategies and policies, including overseeing the management of market, credit, liquidity, and funding risks on an enterprise-wide basis and oversight of financial policies, strategies, and capital structure.

The risk oversight process is also supported by the Audit Committee, which is responsible for oversight of the integrity of our financial statements, including risk associated with our financial reporting and disclosure process; legal compliance risks; and policies on risk assessment and risk management, including our major financial and accounting risk exposures and actions taken to mitigate these risks. The Finance and Risk Committee reports to the Audit Committee at least annually on its review and consideration of risk assessment and risk management guidelines and policies regarding market, credit, liquidity, and funding risks.

In addition, each of our other Board Committees oversees the risks within its area of responsibility. For example, the Executive Compensation Committee ensures that GM’s executive compensation programs are designed to provide incentives that are consistent with the interests of GM’s stockholders but do not encourage senior executives to take excessive risks that threaten the value of the Company.

Our General Auditor and Chief Risk Officer is responsible for coordinating the Company’s risk management activities, including reporting to both the Board’s Finance and Risk Committee and to senior management on the risk assessment and mitigation strategies for the top risks the Company has identified. Oversight of these top Company risks has been assigned to the functional or regional leaders who are in the best position to develop risk management strategies and to report progress to the Board and senior management. The General Audit and Chief Risk Officer also supports the process of identifying emerging risks to the Company and stress testing key risk scenarios.

While the Board is ultimately responsible for risk oversight, our management is responsible for day-to-day risk management processes. We believe that this division of responsibilities is the most effective risk management approach and that our Board leadership structure supports this approach.

Selection of Nominees for Election to the Board

The Board makes nominations for the election of directors pursuant to the recommendations of the Governance Committee. Any stockholder entitled to vote for the election of directors may make a nomination by complying with the requirements of applicable law and section 1.11 of our Bylaws.

The Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Board nominees, considering current Board composition and Company circumstances. The Governance Committee is responsible for identifying potential candidates for Board membership and making its recommendations to the full Board. To assist in the identification and evaluation of qualified director candidates, the Governance Committee, on occasion, has engaged search firms that specialize in providing services for the identification and evaluation of candidates for election to corporate boards.

The selection of qualified directors is complex and crucial to our long-term success. The Governance Committee and the Board establish different priorities for recruiting new Board members from time to time depending on the Company’s needs and the current make-up of the Board. In every case, however, candidates for election to the Board must be able to make a significant contribution to the Board’s discussion and decision making concerning the broad array of complex issues facing the Company. Recently, our recruiting efforts have been particularly directed toward identifying candidates who have distinguished themselves as leaders of major international industrial or consumer companies or as experts in financial management and reporting for large, complex companies similar to GM. Potential candidates who satisfy our priorities are further evaluated based upon criteria that include:

•	Their demonstrated global business and social perspective, personal integrity, and sound judgment;

•	Expertise and experience gained in government and non-profit organizations that would complement or expand that of the current directors;

•	Their demonstrated commitment to the highest ethical standards and values of the Company;

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Their ability to take into account and balance the legitimate interests and concerns of all our stockholders and other stakeholders effectively, consistently, and appropriately in reaching decisions; and

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Their ability and willingness to give sufficient time and attention to preparing for and participating fully in Board activities, including enhancing their knowledge of our Company and the global automotive industry.

In assessing potential candidates the Governance Committee seeks to consider individuals with a broad range of business experience and backgrounds. While GM does not have a formal policy governing diversity among members of the Board, we recognize the value of overall diversity on the Board, considering members’

opinions, perspectives, personal and professional experiences, and backgrounds, such as gender, race, ethnicity, or country of origin. We believe that the judgment and perspectives offered from deliberations of a diverse board of directors improve the quality of their decision making and enhance the Company’s business performance by enabling it to respond more effectively to the needs of customers, employees, suppliers, stockholders, and other stakeholders worldwide.

The Governance Committee is also responsible for recommending nominees to the Board annually. In determining whether to recommend a director for re-election, the Governance Committee considers a number of factors, including the director’s history of attendance at meetings, participation in, and contributions to the activities of the Board, and the results of Board self-evaluations. The Governance Committee will consider persons recommended by stockholders for election to the Board. To recommend an individual for Board membership, write to the Corporate Secretary of our Company at the mailing address, fax number, or e-mail address provided on page 7 in “How can I obtain the Company’s corporate governance information?” Using the same criteria for candidates proposed by stockholders and by members of the Board, the Governance Committee will review the qualifications and background of each recommended candidate in light of the selection criteria listed above and will then communicate its decision to the candidate or the person who made the recommendation.

If you intend to nominate a candidate for director at the annual meeting or to introduce any other matter (aside from a stockholder proposal under Rule 14a-8 of the SEC’s proxy rules, which is discussed on page 6), you must give us written notice as required in Section 1.11 of our Bylaws. The Corporate Secretary must receive such notice at the mailing address, fax number, or e-mail address provided in “How can I obtain the Company’s corporate governance information?” on page 7, not more than 180 days and not less than 120 days before the date of the annual meeting. For the 2013 annual meeting, your notice must be received between December 8, 2012 and February  6, 2013.

Board Meetings and Attendance

In 2011, our Board held a total of 10 meetings, and average attendance at Board and Committee meetings was 95 percent. Each director attended more than 75 percent of the total meetings of the Board and Committees on which he or she served during 2011. Directors are expected to attend our annual meeting of stockholders, which is held in conjunction with a regularly scheduled Board meeting. Ten of the eleven GM directors attended the 2011 annual meeting of stockholders.

Size of the Board

The Board of Directors is currently composed of 12 members. The Board of Directors sets the number of directors from time to time by resolution adopted by a majority of the Board. The Governance Committee reassesses the Board’s size at least annually to determine if a larger or smaller group would be more effective. If any nominee is unable to serve as a director or if any director leaves the Board between annual meetings of stockholders, the Board, by resolution, may reduce the number of directors or elect an individual to fill the resulting vacancy.

Voting Standards for the Election of Directors

Section 2.2 of GM’s Bylaws and Corporate Governance Guidelines provide that, in uncontested elections directors are elected by a majority of the votes cast. In contested elections, the plurality voting standard applies so that the Board vacancies are filled by the nominees who receive the most votes, regardless of whether they receive a majority of votes cast. An election is considered “contested” if we receive proper notice pursuant to Section 1.11 of the Bylaws that a stockholder intends to nominate a candidate for the election, so that the number of candidates would be greater than the number of directors to be elected, unless the Board determines in its reasonable judgment that the stockholder’s nominee or nominees are likely to receive less than 0.01 percent of the votes cast.

The Bylaws and Corporate Governance Guidelines further provide that before any incumbent director may be nominated by the Board for re-election to the Board, he or she must submit a written irrevocable resignation, which would become effective if: (1) the director does not receive more than 50 percent of the votes cast and (2) the Board accepts that resignation in accordance with policies and procedures adopted by the Board for such purposes.

Within 90 days after receipt of the certified final vote for an uncontested election of directors in which one or more incumbent directors did not receive a majority of the votes cast, the Governance Committee will consider his or her tendered resignation in light of the best interests of GM and its stockholders and make a recommendation to the Board whether to accept or reject the resignation, and whether a different individual should be chosen to serve as a director in place of the unsuccessful incumbent. The Committee in making its recommendation and the Board in determining whether to accept the Committee’s recommendation may consider any factors they determine appropriate and relevant to the best interests of GM and its stockholders. In any event, however, the Board will accept the resignation of an unsuccessful incumbent unless there is a compelling reason to reject the resignation. Using this standard, a resignation might be rejected, for example, if:

•	The stated or apparent reasons for the votes against the director could be better addressed or resolved in a different way; or

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The resignation of the director would: (1) eliminate an Audit Committee financial expert; (2) cause the Board to have less than a majority of independent directors; (3) cause GM to fail to satisfy the listing requirements of the NYSE; (4) result in a default or breach under any loan covenants; or (5) trigger a significant payment under an executive employment contract or other contract.

While the Governance Committee is considering whether to recommend that the Board accept a director’s resignation under the circumstances described above and the Board itself is deliberating and acting upon the Committee’s recommendation, the Board expects an unsuccessful incumbent to recuse himself or herself voluntarily from participation in those discussions and decisions, except in limited circumstances.

Within four business days after the Board accepts or rejects the resignation following the process described above, we will file a report with the SEC on Form 8-K setting forth the decision and explaining the Board’s rationale for its decision.

If all incumbent directors who are Board nominees fail to receive a vote of at least 50 percent of the votes cast in an uncontested election of directors, the incumbent Board will nominate a new slate of directors and within 180 days after the certification of the stockholder vote will hold a special meeting to elect a Board of Directors. In such circumstances, the incumbent Board will continue to serve until new directors are elected and qualified.

Director Independence

Pursuant to our Bylaws and the terms of the Stockholders Agreement described on page 28, at least two-thirds of our directors must be independent within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, as determined by our Board of Directors.

The Governance Committee assesses the independence of each director and makes recommendations to the Board as to each director’s independence both by using the quantitative criteria in the Board’s Corporate Governance Guidelines and by determining whether the director is free from any qualitative relationship that would interfere with the exercise of independent judgment.

Section 2.10 of our Bylaws incorporates, by reference, the independence criteria of the NYSE, and the Board’s Corporate Governance Guidelines set forth our standards for director independence, which are based on all the applicable SEC and NYSE requirements. The Board’s Corporate Governance Guidelines provide that an independent director must satisfy all of the following criteria:

•	During the past three years, we have not employed the director, and have not employed (except in a non-executive capacity) any of his or her immediate family members.

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During any twelve-month period within the last three years, the director has not received more than $120,000 in direct compensation from us other than director fees or other forms of deferred compensation. No immediate family members of the director have received any compensation other than for employment in a non-executive capacity.

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The director or an immediate family member is not a current partner of a firm that is our internal or external auditor; the director is not an employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and personally works on our audit; or the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

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During the past three years, neither the director nor any of his or her immediate family members has been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee (or its equivalent) of another company that employs the director.

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During the past three years, neither the director nor any of his or her immediate family members has been employed (except, in the case of family members, in a capacity other than an executive officer) by one of our significant suppliers or customers or any affiliate of such supplier or customer. For the purposes of this standard, a supplier or customer is considered significant if its sales to, or purchases from, us represent the greater of $1 million or 2 percent of our or the supplier’s or customer’s consolidated gross revenues.

In addition to satisfying all of the foregoing requirements, a director or director nominee would not be considered independent if he or she has, in the judgment of the Board, any other “material” relationship with the Company, other than serving as a director that would interfere with the exercise of his or her independent judgment.

Consistent with the standards described above, the Board has reviewed all relationships between the Company and each director or director nominee, considering quantitative and qualitative criteria, and affirmatively has determined that all of the directors and director nominees other than Mr. Akerson and Mr. Girsky are independent according to the definition in the Board’s Corporate Governance Guidelines.

In recommending to the Board that each non-employee director or director nominee be found independent, the Governance Committee also considered whether there were any other facts or circumstances that might impair a director’s independence. In particular, the Governance Committee evaluated charitable contributions that GM (including the GM Foundation) has made to non-profit organizations with which our directors or director nominees are or have been associated. None of these transactions was material. The Governance Committee also considered that GM in the ordinary course of business, during the last three years, has sold fleet vehicles to and purchased products and services from companies at which some of our directors or director nominees serve as non-employee directors and confirmed the absence of any material relationship. In each case, these transactions were in the ordinary course of business for GM and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

Our Bylaws and Corporate Governance Guidelines are available on our website at www.gm.com/investor, under “Corporate Governance.”

Executive Sessions

Under the Board’s Corporate Governance Guidelines, the non-management directors meet in regularly scheduled executive sessions without management present at least three times each year. In general, time is reserved as part of each regularly scheduled Board meeting should the non-management directors wish to meet in executive session. If any non-management directors are not independent, then the independent directors schedule an executive session of independent directors at least once per year. Executive sessions are chaired by the Board’s Lead Director, Ms. Russo. During these sessions, the non-management directors review CEO performance, compensation and succession planning; future Board agendas and flow of information to directors;

the Board’s corporate governance matters; and any matters of importance to the Company or other issues raised by the non-management directors. The non-management directors of the Board met in executive session three times in 2011, including at least one time with only independent directors present.

Stockholder Communication with the Board

Stockholders and other interested parties may contact our Board as a whole, or the non-management directors as a group, any Board Committee, the Chairman of the Board, or the Lead Director by using contact information provided on our website at www.gm.com/investor, under “Corporate Governance.”

Code of Ethics

We have adopted a code of ethics that applies to our directors, officers, and employees, including the Chairman and CEO, the GM Senior Vice President and Chief Financial Officer, the GM Vice President, Controller and Chief Accounting Officer, and any other persons performing similar functions. GM’s code of ethics, “Winning With Integrity: Our Value and Guidelines for Employee Conduct,” is posted on our website at www.gm.com/investor, under “Corporate Governance.”

Confidentiality

Directors, like all employees, are required to maintain the confidentiality of information entrusted to them by us or any other confidential information about GM that they receive from any source in their capacity as a director, except when disclosure is legally required or specifically authorized by our Board. Directors are expected to take all appropriate steps to minimize the risk of disclosure of confidential communications coming to them from us as well as confidential discussions and decisions by or among directors and by or among the directors and management. All discussions that occur at meetings of the Board or a Board Committee are deemed confidential, except to the extent that disclosure may be legally required. Directors may not use confidential information for their benefit or for the benefit of persons or entities outside the Company or in violation of any law or regulation including insider trading laws and regulations. Directors are subject to these obligations with regard to confidential information during and after their service on the Board. For purposes of this policy, “confidential information” is all non-public information relating to GM including, but not limited to, information that could be useful to competitors or otherwise harmful to our interests or objectives, if disclosed.

Director Orientation and Continuing Education

All new directors must participate in the Company’s director orientation program, which is generally conducted promptly after the meeting at which a new director is elected. The Governance Committee oversees an orientation process developed by management for new directors to become familiar with the Company’s business and strategic plans, significant financial matters, core values, including ethics, compliance programs, corporate governance practices, and other key policies and practices through a review of background material and meetings with senior management. It is the responsibility of the Governance Committee to advise directors about their continuing education on subjects that would assist them in discharging their duties. For example, Board members are encouraged to visit GM facilities and auto shows to enhance their understanding of the Company and its competitors in the auto industry. All directors are encouraged to attend, at our expense, director continuing education programs sponsored by educational and other institutions.

Access to Outside Advisors

The Board as well as each Board Committee can retain the services of outside advisors at our expense.

Committees of the Board of Directors

Our Board of Directors has five standing Committees: Audit, Directors and Corporate Governance, Executive Compensation, Finance and Risk, and Public Policy. Our Board has adopted a written charter for each of our standing committees. See “How can I obtain the Company’s corporate governance information?” on page 7 for information about obtaining a copy of each charter. Our Board may also establish from time to time any other committees that it deems necessary or desirable. Each member of the Audit, Directors and Corporate Governance and Executive Compensation Committees has been determined by the Board to be independent for purposes of the NYSE Corporate Governance listing standards. The composition of each Committee also complies with the listing requirements and other rules of the Toronto Stock Exchange. The following table shows for each of our standing Committees the current membership and the number of meetings held in 2011.

Standing Committee Membership

Director	Audit	Directors and Corporate Governance	Executive Compensation	Finance and Risk	Public Policy

David Bonderman			X	X
Erroll B. Davis, Jr.	X				Chair
Stephen J. Girsky				X	X
E. Neville Isdell		X	Chair		X
Robert D. Krebs	X			Chair
Philip A. Laskawy	Chair			X
Kathryn V. Marinello	X				X
Patricia F. Russo		Chair	X	X
Thomas M. Schoewe (a)				X
Carol M. Stephenson		X	X
Cynthia A. Telles		X			X
Number of Committee Meetings in 2011	7	6	6	3	3

(a) Appointed to the Finance and Risk Committee on March 20, 2012.

The primary responsibilities for each of the Committees of the Board are set forth below.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by us to stockholders and others; our system of internal controls; our compliance procedures for the employee code of ethics and standards of business conduct; and our audit, accounting, and financial reporting processes. Our Board has determined that all of the members of the Committee are independent, financially literate, and have accounting or related financial management expertise as defined by the NYSE. The Board also has determined that Mr. Davis, Mr. Krebs, Mr. Laskawy, and Ms. Marinello all qualify as “audit committee financial experts” as defined by the SEC. Currently, Mr. Laskawy serves on the audit committees of four public companies in addition to GM. The Board has determined, in light of Mr. Laskawy’s depth of knowledge and experience and his time available as a retiree, that this simultaneous service does not impair his ability to function as a member and the Chair of the Audit Committee.

Directors and Corporate Governance Committee

The Directors and Corporate Governance Committee gives direction and oversight to the identification and evaluation of potential Board candidates and ultimately recommends candidates to be nominated for election to the Board, including any individuals designated under the Stockholders Agreement described on page 28. It periodically conducts studies of the appropriate size and composition of the Board and reviews and makes recommendations concerning compensation for non-employee directors. Among other items, the Committee is responsible for: reviewing and recommending revisions, as appropriate, to the Company’s corporate governance framework, including its Certificate of Incorporation, Bylaws and Corporate Governance Guidelines; overseeing the Board’s self-evaluation process and reporting an assessment of the Board’s performance annually to the Board; and recommending memberships and Chairs for all Committees of the Board.

Executive Compensation Committee

The Executive Compensation Committee’s overall objective is to ensure that our compensation policies and practices support the recruitment, development, and retention of the executive talent needed to ensure the long-term success of the Company. In doing this, the Committee must balance the need to provide competitive compensation and benefits with the guidelines and requirements of our arrangements with the U.S. Department of the Treasury (the “UST”) and the Troubled Asset Relief Program (the “TARP”) regulations as they apply to Exceptional Assistance Recipients. Working with the Office of the Special Master for TARP Compensation (the “Special Master”), the Committee reviewed and approved equity plans and corporate goals and objectives related to compensation and set individual award targets for the CEO and other Senior Executive Officers (“SEOs”) who are also Named Executive Officers (“NEOs”), as well as our other executive officers and certain other senior leaders subject to its review. None of the members of our Committee is eligible to participate in any of the compensation plans or programs it administers.

Finance and Risk Committee

The Finance and Risk Committee is responsible for assisting the Board in its oversight of our financial policies and strategies, including our capital structure. It is also responsible for assisting the Board in its oversight of our risk management strategies and policies, including overseeing management of market, credit, liquidity, and funding risks. In addition, the Committee periodically receives reports regarding our U.S. employee benefit plans for the purpose of reviewing the administration, financing, investment performance, risk and liability profile, and funding of such plans, in each case including with respect to regulatory compliance.

Public Policy Committee

The Public Policy Committee provides oversight and guidance to management on public policies to support the Company’s progress in growing the business globally within the framework of its core values. The Committee discusses, and brings to the attention of the Board and management as appropriate, current and emerging global political, social, and public policy issues that may affect the business operations, profitability, or public image or reputation of the Company. The Committee oversees global public policy matters as well as specific functions of the company, as appropriate. Matters reviewed by the Committee include, but are not limited to, global public policies and government actions related to: automotive safety, energy and environmental matters, including fuel economy, vehicle emissions, advanced technology and climate change, international trade, tax, health care, pensions, captive finance company issues, and research and development investments as mandated by legislation or regulation. Company functions reviewed by the Committee include Global Public Policy, diversity, corporate social responsibility, employee health and safety, and philanthropic activities, including the GM Foundation.

Executive Committee

In addition to the above committees, our Board has an Executive Committee composed of the Chairman of the Board and the Chairs of each of our standing Committees. The Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Committee meets as necessary, and all actions by the Committee are reported at the next Board meeting.

Non-Employee Director Compensation

Compensation for our non-employee directors is set by our Board at the recommendation of the Governance Committee. With respect to non-employee directors, the Company’s philosophy is to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with stockholder interests and with the performance of the Company. Pursuant to the Board’s Corporate Governance Guidelines, the Governance Committee, which consists solely of independent directors, is responsible for conducting an annual assessment of non-employee director compensation.

In making non-employee director compensation recommendations, the Governance Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally, as well as committee Chairs, and the form and amount of compensation paid to directors at peer companies having similar size, scope, and complexity.

Following the recommendation of the Governance Committee, our Board determined to maintain the same level of director compensation (i.e., annual Board and Committee retainers) as originally established on July 10, 2009. Each member of the Board who is not an employee receives an annual retainer of $200,000 for service on the Board and, if applicable, one or both of the following annual retainers: (1) $10,000 for service as Chair of any Board Committee; and (2) $20,000 for service on the Audit Committee. The fee paid for service as Lead Director is $30,000 per year.

Under the General Motors Company Deferred Compensation Plan for Non-Employee Directors (the “Director Compensation Plan”), which became effective January 1, 2011, non-employee directors are required to defer 50 percent of their annual Board retainer (i.e., $100,000) into share units of our Common Stock (“Deferred Share Units”) and may elect to defer all or half of the remainder in additional Deferred Share Units. Deferred Share Units under this plan may not be voted and will not be available for disposition until after the director retires or otherwise leaves the Board. After leaving the Board, the director will receive a cash payment or payments under this plan based on the number of Deferred Share Units in the director’s account, valued at the average daily closing market price for the quarter immediately preceding payment. Directors will be paid in a lump sum or in annual installments for up to five years based on their deferral elections.

Only non-employee directors receive fees for serving on the Board. Non-employee directors are not eligible to participate in any of the savings or retirement programs for our employees. Other than as described in this section, there are no separate benefit plans for directors.

Non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors. Under the General Motors Expense Policy, members of the Board may use charter aircraft for travel only in North America and only when a clear business rationale is stated. The Governance Committee periodically monitors the use of charter aircraft.

To familiarize directors with our product line, we provide the use of a company vehicle on a six-month rotating basis, and directors are expected to submit product evaluations to us. Directors are charged with imputed income based on the lease value of the vehicle provided and are responsible for associated taxes. In addition, we pay for the cost of personal accident insurance coverage, for which directors are also responsible for associated taxes on imputed income.

The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of service. The fees listed in the table below reflect any pro-rata adjustments that occurred in the year ended December 31, 2011.

2011 Non-Employee Director Compensation

Director	Fees Earned or Paid in Cash (a)	All Other Compensation (b)	Total

	($)	($)	($)
David Bonderman	200,000	8,876	208,876
Erroll B. Davis, Jr.	230,000	10,101	240,101
E. Neville Isdell	210,000	8,876	218,876
Robert D. Krebs	230,000	8,876	238,876
Philip A. Laskawy	230,000	8,876	238,876
Kathryn V. Marinello	220,000	8,876	228,876
Patricia F. Russo	240,000	8,876	248,876
Thomas M. Schoewe (c)	33,333	740	34,073
Carol M. Stephenson	200,000	8,876	208,876
Cynthia A. Telles	200,000	8,876	208,876

(a)	Includes annual retainer fees, Chair and Audit Committee fees, as well as Lead Director fees. The totals in this column include amounts required or elected to be deferred under the Director Compensation Plan and converted into share units at the average daily closing price of Common Stock for 2011 (or for a newly elected director the portion of the year after joining the Board) as disclosed in the table below:

Director	Retainer Fees Deferred in Share Units of Common Stock under the Director Compensation Plan

($)
David Bonderman	200,000
Erroll B. Davis, Jr.	150,000
E. Neville Isdell	100,000
Robert D. Krebs	100,000
Philip A. Laskawy	100,000
Kathryn V. Marinello	200,000
Patricia F. Russo	100,000
Thomas M. Schoewe	16,667
Carol M. Stephenson	200,000
Cynthia A. Telles	100,000

(b)	“All Other Compensation” includes among other items incremental costs for the use of company vehicles and the costs associated with personal accident insurance. See table below.
(c)	Mr. Schoewe joined the Board on November 14, 2011.

All Other Compensation

Totals for amounts reported as “All Other Compensation” in the preceding “2011 Non-Employee Director Compensation” table are described below:

Director	Aggregate Earnings on Deferred Compensation	Company Vehicle (a)	Other (b)	Total

	($)	($)	($)	($)
David Bonderman	—	8,756	120	8,876
Erroll B. Davis, Jr. (c)	1,225	8,756	120	10,101
E. Neville Isdell	—	8,756	120	8,876
Robert D. Krebs	—	8,756	120	8,876
Philip A. Laskawy	—	8,756	120	8,876
Kathryn V. Marinello	—	8,756	120	8,876
Patricia F. Russo	—	8,756	120	8,876
Thomas M. Schoewe	—	730	10	740
Carol M. Stephenson	—	8,756	120	8,876
Cynthia A. Telles	—	8,756	120	8,876

(a)	Includes incremental costs for company vehicles, which are calculated based on the average monthly cost of providing vehicles to all directors, including lost sales opportunity and incentive costs, if any; insurance claims, if any; licensing and registration fees; and use taxes.
(b)	Reflects cost of premiums for providing personal accident insurance. If a director elected to receive coverage, the taxes related to the imputed income are the responsibility of the director.
(c)	We assumed the General Motors Corporation Compensation Plan for Non-Employee Directors and it remains in place with respect to past deferrals of compensation to former directors of General Motors Corporation who are members of our Board. The amounts reported under “Aggregate Earnings on Deferred Compensation” reflect interest on fees for service on the board of directors of General Motors Corporation deferred in cash-based alternatives. General Motors Corporation did not credit interest at above-market rates. In general, General Motors Corporation did not pay deferred amounts until January following the director’s retirement or separation from its board of directors. General Motors Corporation then paid those amounts, either in lump sum or in annual installments for up to ten years based on the director’s deferral election.

Compensation Committee Interlocks and Insider Participation

No executive officer of GM served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the year ended December 31, 2011.

Director Stock Ownership Requirements and Holding Requirement

The Board’s Corporate Governance Guidelines establish a stock ownership requirement for non-employee directors, intended to enhance the link between the interests of GM’s directors and stockholders. Each non-employee director is required to own Common Stock or Deferred Share Units with a market value of at least $300,000. Each director has up to five years from the later of the effective date of the requirement (i.e., January 1, 2011) or the date he or she is first elected to the Board to meet this ownership requirement. Under this policy, non-employee directors are prohibited from selling any securities issued by the Company while they are members of the Board. Ownership guidelines are reviewed each year to ensure they continue to be effective in aligning the interests of the Board and our stockholders.

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,

AND CERTAIN OTHERS

The beneficial ownership as of April 1, 2012, of Common Stock by each director, each nominee for election to the Board, each NEO, and all directors and executive officers as a group is shown in the following tables, as well as ownership of Deferred Share Units and Deferred Salary Stock Units. Each of the individuals listed in the following tables owns less than 1 percent of the outstanding shares of Common Stock; all directors and officers as a group own less than 1 percent of the outstanding shares. The persons named have furnished this information to us. None of the shares shown in the following tables as beneficially owned by directors and executive officers was hedged or pledged as security for any obligation.

Non-Employee Directors

Director	Shares of Common Stock Beneficially Owned	Deferred Share Units (a)

David Bonderman	800	7,080
Erroll B. Davis, Jr.	800	5,310
E. Neville Isdell	16,300	3,540
Robert D. Krebs	5,000	3,540
Philip A. Laskawy	3,000	3,540
Kathryn V. Marinello	800	7,080
James J. Mulva	—	—
Patricia F. Russo	800	3,540
Thomas M. Schoewe	3,800	800
Theodore M. Solso	5,000	—
Carol M. Stephenson	800	7,080
Cynthia A. Telles	800	3,540

(a)	Deferred Share Units — Represents the unit equivalents of Common Stock under the Director Compensation Plan described on page 23.

Named Executive Officers and

All Directors and Executive Officers as a Group

Name	Shares Beneficially Owned (a)	Deferred Salary Stock Units (b)

Daniel F. Akerson	43,395	295,124

Daniel Ammann	23,214	133,179

Stephen J. Girsky	30,442	241,043

Thomas G. Stephens	32,629	366,095

David N. Reilly	15,362	158,240

Christopher P. Liddell (Resigned)	25,944	113,910

All Directors & Executive Officers as a Group (31 persons, including the foregoing)	333,391	2,207,164

(a)	Includes shares held directly by the executive officer as well as vested restricted stock, and excludes shares shown in the “Deferred Salary Stock Units” column.
(b)	Includes vested and undelivered salary stock units, which are denominated in stock units and will be delivered in cash based on the fair market value of the stock on each date pursuant to their respective delivery schedules.

Certain Beneficial Owners

The beneficial ownership as of April 1, 2012 of Common Stock by each person or group of persons who is known to be the beneficial owner of 5 percent or more of our outstanding shares of Common Stock on a fully diluted basis is shown in the following table.

Name and Address of Beneficial Owner of Common Stock	Number of Shares		Percent of Outstanding Shares

The U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	500,065,254		30.0%

Canada GEN Investment Corporation 1240 Bay Street, Suite 302 Toronto, Ontario, Canada M5R 2A7	140,084,746		8.4%

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	92,292,102	(1)	5.5%

Motors Liquidation Company GUC Trust C/O Wilmington Trust Company, as Trust Administrator Wilmington Trust Company Rodney Square North 1110 North Market Street Wilmington, DE 19890	87,271,933	(2)	5.2%

Brock Fiduciary Services LLC(3) 622 Third Avenue, Floor 12 New York, NY 10017	205,604,545	(4)	12.3%

(1)	Sole dispositive power as investment advisor.
(2)

Motors Liquidation Company GUC Trust (“GUC Trust”) is the successor to Motors Liquidation Company (formerly known as General Motors Corporation) (“MLC”) within the meaning of Section 1145 of the U.S. Bankruptcy Code. The GUC Trust holds, administers, and directs the distribution of certain assets pursuant to the terms of the GUC Trust Agreement, dated as of March 30, 2011 and as amended from time to time, and pursuant to the Second Amended Joint Chapter 11 Plan, dated March 18, 2011, of MLC and its debtor affiliates (collectively, along with MLC, the “Debtors”), for the benefit of holders of allowed general unsecured claims against the Debtors. Includes 56,304,372 shares of Common Stock issuable upon exercise of two series of warrants issued to MLC (and subsequently assumed by GUC Trust), each to acquire 28,152,186 shares. These warrants were issued by the Company in connection with MLC’s sale of substantially all of its assets to the Company in July 2009 (the “363 Sale”). One warrant is exercisable at any time before July 10, 2016, with an exercise price of $10.00 per share, and the other warrant is exercisable at any time before July 10, 2019, with an exercise price of $18.33 per share. GUC Trust and Wilmington Trust Company, as Trust Administrator, have shared dispositive power over the Common Stock and the two warrants reported in the table.
(3)	Brock Fiduciary Services LLC (“Brock Fiduciary”) is an independent fiduciary and investment adviser to the VEBA Trust. Pursuant to an Independent Fiduciary Agreement, dated August 8, 2011, between Brock Fiduciary and the VEBA Trust, Brock Fiduciary has been given the power to vote and dispose of any GM securities held by the VEBA Trust, including any Common Stock.
(4)	Includes 45,454,545 shares of Common Stock issuable upon exercise of a warrant issued to the VEBA Trust in connection with the 363 Sale. The warrant is exercisable at any time before December 31, 2015, with an exercise price of $42.31 per share.

Stockholders Agreement

Three of our stockholders—the UST, Canada GEN Investment Corporation (“Canada Holdings”), and the VEBA Trust—have entered into a Stockholders Agreement with us (the “Stockholders Agreement”) under which at least two-thirds of the directors are required to be determined by our Board of Directors to be independent within the meaning of NYSE rules.

As long as the VEBA Trust holds at least 50 percent of the shares of Common Stock it held on July 10, 2009, it has the right under the Stockholders Agreement to designate one nominee to our Board of Directors. The VEBA Trust’s choice is subject to the consent of the UAW and, if its designee is not independent of General Motors, to the consent of the UST. Under this provision, the VEBA Trust designated Mr. Girsky, who was nominated by the Board as part of the slate of candidates it recommends for election at the annual meeting, and the UST consented.

The Stockholders Agreement provides that the UST and Canada Holdings (the “Government Holders”) will not vote their shares of Common Stock, with certain exceptions. With regard to the election of directors, the Government Holders will vote for any nominee designated by the VEBA Trust as described above and otherwise will vote at their discretion with respect to any candidates nominated by the Board of Directors or third parties. With regard to the other matters to be presented to the stockholders at the annual meeting, if the vote of the Government Holders is required for stockholder action, they will vote in the same proportionate manner as the holders of Common Stock other than the VEBA Trust and its affiliates and the directors and executive officers of the Company. Similarly, the Stockholders Agreement further provides that the VEBA Trust will vote its shares of Common Stock on each matter presented to the stockholders at the annual meeting in the same proportionate manner as the holders of Common Stock, other than our directors and executive officers.

Each of the UST, Canada Holdings, and the VEBA Trust will be subject to the terms of the Stockholders Agreement until it beneficially owns less than two percent of the shares of Common Stock then issued and outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships

Our Board of Directors has adopted a written policy governing the approval of related party transactions. Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000, and a related party has or will have a direct or indirect material interest. Related parties of our Company consist of directors (including nominees for election as directors), executive officers, holders of 5 percent or more of the outstanding Common Stock, and the immediate family members of these individuals. Our Legal Staff, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to our related party transactions policy. If so, the transaction will be referred for approval or ratification to: (1) the CEO and the Senior Vice President and General Counsel (“General Counsel”), in the case of a transaction involving an executive officer other than the CEO or the General Counsel (and/or such officer’s immediate family members); (2) the CEO, in the case of a transaction involving the General Counsel (and/or such officer’s immediate family members); or (3) the Governance Committee, in the case of a transaction involving the CEO, a director or a 5 percent stockholder (and/or such person’s immediate family members). In determining whether to approve a related party transaction, the appropriate approving body will consider, among other factors, the fairness of the proposed transaction, whether there are compelling business reasons to proceed, and whether the transaction would impair the independence of a non-management director or present an improper conflict of interest for a director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of his or her interest in the transaction, the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant. Transactions that are approved by the CEO and the General Counsel will be reported to the Governance Committee at its next meeting. The Governance Committee has authority to oversee our related party transactions policy and to amend it from time to time. In addition, the Governance Committee is responsible for annually reviewing the independence of each director and the appropriateness of any potential related party transaction and related issues. Our Related Party Transactions Policy is available on our website at www.gm.com/investor, under “Corporate Governance.”

Juli A. Stephens, sister-in-law of Vice Chairman and Chief Technology Officer Thomas G. Stephens and George T. Stephens, Mr. Stephens’s brother, are employed by General Motors LLC, an indirect subsidiary of the Company. Ms. Stephens and Mr. George T. Stephens each receive total compensation of less than $256,000 per year, and receive salary and benefits comparable to those provided to other GM employees in similar positions.

David Bonderman is a founding partner of TPG, a private investment firm, whose affiliate invests in automobile dealerships in Asia representing various vehicle manufacturers. These investments include dealerships in China that sell Chevrolet and Buick brand vehicles under a distribution agreement with Shanghai General Motors Co., Ltd (“SGM”), a joint venture in which GM has a significant interest. Under the terms of SGM’s joint venture agreement, we do not control SGM’s distribution activities.

Cynthia A. Telles no longer has any connection to legal firms providing services to the Company.

In connection with the closing of the 363 Sale in July 2009, we entered into leases (the “MLC Leases”) to occupy various manufacturing facilities retained by MLC for various periods through June 30, 2014. Under the MLC Leases, we pay fixed base rent for each facility. In addition, we pay all operating costs associated with our use of the properties throughout the lease term with respect to each facility. During the year ended December 31, 2011, we paid approximately $2 million in rent and associated operating costs to MLC.

In connection with the 363 Sale, we would be obligated to issue additional shares of our Common Stock to MLC (the “Adjustment Shares”) if the bankruptcy court’s estimate of allowed general unsecured claims against MLC exceeds $35.0 billion. On December 15, 2011 MLC was dissolved and the GUC Trust assumed responsibility for the affairs of and certain claims against MLC and its debtor subsidiaries that were not concluded prior to MLC’s dissolution. As a result, any Adjustment Shares we are obligated to issue would be issuable to the GUC Trust. The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion, with the maximum number of Adjustment Shares of 30 million to be issued if estimated general unsecured claims total $42.0 billion or more.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require that our directors and executive officers and stockholders that own more than 10 percent of the Common Stock report to the SEC and the Company certain changes in ownership and ownership information within specified periods. Based upon information furnished by these persons, we believe that all required filings for 2011 were made in a timely manner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis Executive Summary

Fiscal Year 2011 Corporate Performance

General Motors had another year of important accomplishments in 2011, building on the momentum we achieved in 2010. Despite a continuing global economic slowdown fueled by the sovereign debt crisis in Europe, we have continued to make steady progress in key strategic and fundamental areas of the business, strengthen our balance sheet, forge more resilient bonds with employees, customers, and other key stakeholders, and reaffirm our commitment to the U.S. and Canadian taxpayers. These initiatives resulted in:

•	Achieving four profitable quarters, with 2011 fiscal year revenue totaling $150.3 billion and net income of $7.6 billion dollars;

•	Continuing strong sales in China topped two million units again, helping to increase worldwide vehicle sales to 9.0 million units and expand global market share to 11.9 percent;

•

Continuing to execute the plan we outlined for investors by investing in our products, further strengthening our balance sheet, generating cash and profits each quarter, sustaining profitable growth in emerging markets, and maintaining our low break-even level. The next level of performance improvement will come as we systematically eliminate complexity and cost throughout the organization;

•	Reaching an historic new labor agreement with the UAW that maintains a low break-even level, gives employees a direct stake in the company’s performance, and protects our balance sheet;

•	Receiving important corporate credit rating upgrades;

•

Withdrawing our application to the Department of Energy for loan funding to retool plants based on our confidence in our financial progress and consistent with our goal to carry minimal debt on our balance sheet; and

•	Our excellent, first-rate response to the crisis in Japan which demonstrated our flexibility, speed, and dedication, and allowed us to minimize disruption to vehicle production.

Although 2011 was a year marked by areas of significant accomplishment and business success, it was tempered by areas of weakness in Europe and South America. Although, by objective measures, our 2011 results were an improvement over 2010, they did not compare favorably to some of our key competitors, and this was reflected, in part, in the price of our Common Stock and in our relative Total Shareholder Return (“TSR”). However, we continue to believe that the initiatives outlined above are the cornerstone of our success and will be reflected in continued improvement in our business results and TSR over the long term.

2011 Compensation Programs

We could not have maintained our competitive focus and achieved these important successes without the dedicated efforts and contributions of our employees, particularly our senior management team members, many of whom joined the Company in recent years to assist us in reestablishing our brand dominance. The hard work and sacrifice required to maintain operational effectiveness and continue to implement structural and financial improvements to assure our future success speaks to their exceptional capabilities. However, appropriately recognizing and rewarding these key contributors and competing with other large, multinational employers to attract and retain fresh talent with critical skill sets is extremely difficult within the compensation constraints imposed by TARP regulations and the directives of the Special Master.

Although we have attempted to maintain a strong focus on performance recognition, our executive compensation plans were strictly constrained by the TARP requirements and determinations of the Special Master which dictated the maximum amounts payable and the form and timing of grants and payments for all 2011 compensation paid to our SEOs and our next 20 most highly compensated employees. Therefore, the compensation structure for these executives includes only:

•	Base salary;

•	Salary stock units (“SSUs”); and

•	Long-term restricted stock units (“RSUs”).

As discussed more fully in the Compensation Discussion and Analysis (the “CD&A”) beginning on page 32, because of these constraints, our CEO’s 2011 total compensation falls in the lowest quartile of compensation for CEOs of comparable companies.

The Special Master also determined the compensation structure for our next 75 most highly compensated employees including the mix of fixed versus variable compensation, limiting cash payments, and increasing the proportion of compensation paid in long-term equity. As a result, the compensation decisions of our Executive Compensation Committee (the “Compensation Committee”) regarding pay for the NEOs and other Top 100 employees were limited to approving cash and non-cash awards up to the amount and in the relative proportions (i.e., mix) allowable, which were not competitive with peer group or market practices.

Because of the rigid, non-cash approach mandated by TARP for the SEOs and next 20 most highly compensated employees, our ability to implement a robust, performance-driven compensation program is constrained. These constraints do not permit us to reward our senior executives in a manner reflecting the level of achievement of our business plan. Further, we are limited in our ability to grant competitive levels of equity-based compensation to our senior employees and are limited to granting incentive compensation only in the form of RSUs, and only in strict proportion to the permitted amount of total compensation. As a result, we are not able to deliver compensation for critical personnel in a manner that will continue to focus and drive their efforts in alignment with GM’s internal business plan for sustained long-term growth.

Our “pay-for performance” compensation philosophy would ordinarily allow us to reward the executives responsible for our superior performance in 2011 on a more targeted, competitive basis than what has been prescribed by TARP regulations. A more balanced approach to compensation would be comprised of short-and long-term components with an appropriate mix of cash and equity to maintain focus on business results and alignment with our stockholders. An annual bonus that may be earned upon achievement of our annual financial and operating performance goals and individual contribution to the achievement of these goals is one competitive element of compensation that is expressly prohibited. We believe this element is the cornerstone of employee engagement which maintains a critical line of sight between Company performance and individual rewards.

We believe that this balanced approach to total compensation would link individual and business performance to our stockholders’ interests. This approach would support the TARP objectives and not result in an increase in risk to our business or stockholders, while enhancing our ability to attract, retain, and reward talent to support the long-term success of the Company. During 2011, our inability under TARP to offer competitive pay, particularly a more appropriate mix of annual cash and non-cash compensation, became an area of increasing concern. While the current level and structure of our compensation programs do not create operational risks, our inability to compensate critical personnel in a competitive manner creates potential recruitment and retention risks at key management levels within the Company and inhibits our ability to align incentives and rewards with our business plan, which is fundamental to any successful commercial enterprise. We, therefore, rely heavily on the loyalty and dedication of our critical personnel and their commitment to optimal execution of the elements of our business plan.

Compensation Discussion and Analysis

The following discussion of our executive compensation programs and compensation decisions affecting our NEOs during the year ended December 31, 2011 is intended to enhance, and provide a basis for, understanding the information appearing in the tables beginning on page 41.

During 2011, our NEOs included the following individuals:

Daniel F. Akerson – Chairman & Chief Executive Officer

Daniel Ammann – Senior Vice President & Chief Financial Officer

Stephen J. Girsky – Vice Chairman, Corporate Strategy, Business Development, Global Product

Planning & Global Purchasing and Supply Chain

Thomas G. Stephens – Vice Chairman & Global Chief Technology Officer

David N. Reilly – GM Vice President & President, Europe

Christopher P. Liddell – Vice Chairman & Chief Financial Officer (Resigned)

As an Exceptional Assistance Recipient under TARP, our compensation structure, including the amounts, form, and timing was subject to the limitations on executive compensation in the UST Loan Agreement, regulations related to TARP, and the determinations of the Special Master. Following are the six general principles articulated by TARP regulations to be “TARP compliant”:

•	Risk — the compensation structure should avoid incentives to take unnecessary and excessive risk (e.g., should be paid over a time horizon that takes into account the appropriate risk horizon);

•	Taxpayer Return — the compensation paid should recognize the need for GM to remain viable and competitive, and to retain and recruit critical talent;

•	Appropriate Allocation — the structure should appropriately allocate total compensation to fixed and variable pay elements resulting in an appropriate mix of long- and short-term pay elements;

•	Performance-Based Compensation — an appropriate portion of total compensation should be performance based over a relevant performance period;

•	Comparable Structures and Payments — structures and amounts should be competitive with those paid to persons in similar positions at similarly situated companies; and

•	Employee Contribution to TARP Recipient Value — compensation should reflect the current and prospective contributions of the individual employee to the value of the Company.

Total Compensation Framework

With these principles and TARP regulations in mind, the Special Master determined that the following standards would be applied in setting compensation for our NEOs:

•	Cash — base salary may exceed $500,000 per year only in appropriate cases for good cause shown. Guarantees of “bonus” or “retention” awards are not permitted for NEOs.

•

SSUs — generally comprise the majority of each NEO’s total annual compensation. SSUs vest immediately and are payable in three equal annual installments beginning on the first anniversary of the end of the quarter in which they were deemed to have been granted.

•

Long-Term Equity (RSUs and restricted stock) — may not exceed one-third of total annual compensation and are granted based on annual business performance. The RSUs will be forfeited unless the employee remains with the Company for at least three years (two years, if retirement eligible) following the grant, and will be delivered after the third anniversary date of the grant in 25 percent installments for each 25 percent of GM’s TARP obligations that have been repaid.

•

Perquisites and “other” compensation — perquisites are limited to $25,000 or less for each SEO and each of the next 20 most highly compensated employees. Severance payments to SEOs are prohibited and the accrual of any non-qualified deferred compensation or supplemental executive retirement plan benefit for SEOs is also prohibited.

Total annual compensation (cash salary, SSUs, and long-term equity grants) for our CEO, other SEOs, and the next 20 most highly compensated employees would, generally, be targeted at the 50th percentile of total compensation provided to persons in similar positions or roles at similar companies. All incentives are capped at the target level and are subject to recovery or clawback if payments are later found to be based on materially inaccurate financial statements or other materially inaccurate performance metrics, or if the executive is terminated due to any misconduct that occurred during the period in which the incentive was earned.

Objectives of Our Compensation Program

Historically, our compensation philosophy has been based on the following principles:

•	Recognizing both Company and individual performance;

•	Aligning long-term interests of our senior employees with those of our stockholders;

•	Attracting, rewarding, and retaining critical leadership and technical talent; and

•	Fostering a culture of ownership and accountability.

As noted above, the Compensation Committee now must balance the need to provide competitive compensation and benefits with the restrictions of TARP regulations in establishing SEO compensation. Working within the narrow restrictions established by the TARP regulations and Special Master’s determinations, the Compensation Committee reviewed and approved corporate goals and objectives related only to long-term compensation and set individual compensation amounts for our CEO and our other NEOs.

Assessing Compensation Competitiveness

During 2011, we conducted our annual evaluation of compensation competitiveness to assess compensation opportunities provided by other large companies. We generally set our total compensation targets at the median of the comparator group for each position. We do not limit this comparator group to our industry alone because compensation information is not available from most of our major competitors. We also believe it is important to understand the compensation practices for NEOs at other U.S.-based multinationals as they affect our ability to attract and retain diverse talent around the globe.

During 2011, we used a comparator group of 23 companies whose selection was based on the following criteria:

•	Primarily large Fortune 100 companies (2010 annual revenue from $21.0 billion to $383.2 billion, with median revenue of $61.6 billion versus GM revenue of $135.6 billion);

•	Complex business operations, including significant research and development, design, engineering, and manufacturing functions with large numbers of employees;

•	Global enterprises; and

•	Broad representation across several industries of companies that produce products, rather than services.

2011 Comparator Companies

Company	GICS Category (a)	Company	GICS Category (a)

Ford Motor Company	Consumer Discretionary	Archer Daniels Midland Company	Consumer Staples
Johnson Controls Inc.	Consumer Discretionary	PepsiCo, Inc.	Consumer Staples
Dell Inc.	Information Technology	The Procter & Gamble Company	Consumer Staples
Hewlett-Packard Company	Information Technology	Chevron Corporation	Energy
International Business Machines Corporation	Information Technology	ConocoPhillips	Energy
The Boeing Company	Industrials	Exxon Mobil Corporation	Energy
Caterpillar Inc.	Industrials	Abbott Laboratories	Health Care
General Electric Company	Industrials	Johnson & Johnson	Health Care
Honeywell International Inc.	Industrials	Pfizer Inc.	Health Care
Lockheed Martin Corporation	Industrials	Alcoa, Inc.	Materials
United Technologies Corporation	Industrials	E.I. du Pont de Nemours and Company	Materials
		The Dow Chemical Company	Materials

(a)	Global Industry Classification Standard comprised of ten major business sectors.

2011 Compensation for Named Executive Officers

Our leadership team was selected for their strategic orientation and ability to ensure that decisions are implemented quickly and effectively. During 2011, representatives of management met personally and participated in telephonic discussions with the Special Master to discuss compensation, benefit, and incentive plans that comply with TARP regulations and the additional restrictions imposed by the Special Master. Based on the compensation objectives and elements described above and approved by the Special Master, 2011 compensation was established for our NEOs as described below and in the tables that follow this section. Although we reviewed competitive data in developing our total annual compensation recommendations for our NEOs, as a result of these constraints, the total target compensation for our CEO in 2011 fell in the lowest quartile of compensation for CEOs of comparable companies.

2011 NEO Annual Target Compensation Structure (a)

Name	Cash Salary	SSUs	RSUs	Total	Percentile
($)	($)	($)	($)	($)
Daniel F. Akerson	1,700,000	5,300,000	2,000,000	9,000,000	Below 25th
Daniel Ammann	750,000	2,050,000	1,400,000	4,200,000	Below Median
Stephen J. Girsky	600,000	3,200,000	1,500,000	5,300,000	At Median
Thomas G. Stephens	900,000	5,400,000	0	6,300,000	At Median
David N. Reilly	800,000	2,300,000	0	3,100,000	At Median
Christopher P. Liddell (Resigned)	750,000 (b)	3,450,000	2,000,000	6,200,000	Above Median

(a)	Actual compensation amounts paid or earned by the NEOs during fiscal year 2011 are reflected in the totals that are included in the “2011 Summary Compensation Table” on page 41. The RSUs that were granted on February 10, 2011 and appear in the “2011 Summary Compensation Table” and the “2011 Grants of Plan Based Awards” table on page 44 are based on the approved 2010 NEO target compensation structure.
(b)	Mr. Liddell resigned effective April 1, 2011 and received base salary and SSU payments only through that date.

Base Salaries, Salary Stock Units, and Restricted Stock Units

Base Salary. We relied on our comparator information for similar positions, as well as a review of relative internal pay equity between the NEOs, to support our recommendations for setting the base salary for each NEO. However, as noted above in our discussion of TARP requirements and Special Master restrictions, cash base salaries for NEOs of TARP Exceptional Assistance Recipients may exceed $500,000 per year only in cases approved by the Special Master for good cause shown (e.g., the retention of critical talent and competitive compensation data for individuals in comparable positions at similarly situated companies). Cash base salary is one of the important elements in providing adequate liquidity for employees within the pay structure, and in positions of comparable scope and responsibility at comparator companies, cash base salaries generally exceed the $500,000 guideline.

Salary Stock. In addition to base salary, the Special Master prescribed the amount of SSUs to be delivered. Compensation structures utilized by our comparator companies consist of both annual and long-term incentives based on achievement of significant business measures over varying time horizons. Annual and long-term performance-based awards with specific performance targets are key components in competitive pay structures at comparator companies. However, these types of awards are not permitted for NEOs under the TARP regulations. Accordingly, our determination of the amount of SSUs which are a part of each NEO’s compensation structure were based on a combination of TARP regulations and individual circumstances rather than competitive benchmarking. SSUs awarded in lieu of additional base salary, annual cash-based incentive compensation, and certain benefits payable over a three-year period are not a competitive form of compensation and are not included in the structures of any of our comparator companies.

Pursuant to the Special Master’s directives, during 2011 the SSUs were granted to NEOs in lieu of a portion of their total annual compensation. SSUs are determined as a dollar amount through the date they are earned, accrued at the same time as salary would otherwise be paid, and vested immediately upon accrual, with the number of SSUs granted based on the average of the high and low trading prices of Common Stock on the date of each quarterly grant.

Restricted Stock Units. As described above, our NEOs are not allowed to participate in typical types of incentive plans, and we may grant only a limited number of RSUs designed to comply with TARP regulations. RSUs were awarded to NEOs on February 10, 2011 under the General Motors Long-Term Incentive Plan (the “LTIP”). The awards were granted in recognition of the achievement of 2010 Operating Cash Flow (“OCF”) performance and individual performance metrics.

In early 2010, based on an uncertain economic forecast for the global automotive industry, the Compensation Committee established the objective performance target of $(1.25) billion OCF. OCF is defined as net cash provided by operating activities minus capital expenditures and excluding payments made for special items such as discretionary pension contributions, restructuring, and other non-operating expenses. Information regarding the Company’s 2010 cash flows, including the items listed above, can be found in our discussion of “Cash Flows - Operating Activities” on page 105; “Consolidated Statement of Cash Flows,” page 144; and Note 25 “Restructuring and Other Initiatives,” page 275 in our Annual Report on Form 10-K filed on March 1, 2011. Reflecting these adjustments, OCF Before Special Items exceeded the performance goal and provided the basis for the 2011 RSU awards, which were paid at the target level.

As reflected in the “2011 Grants of Plan Based Awards” table on page 44, the RSUs granted in 2011 to the NEOs will become non-forfeitable on the third anniversary of the grant date provided that the executive remains continuously employed with GM through that date. Retiring executives are eligible to receive a prorated portion after two years of active service. RSUs will be settled when they become non-forfeitable except that, such awards will be settled in increments of 25 percent for each 25 percent of GM’s TARP obligations that have been repaid. Each RSU represents one share of Common Stock upon settlement.

Mr. Akerson has been our CEO since September 2010 and Chairman of our Board since January 2011. His total compensation has not increased since joining the Company in September 2010 and remains below the 25th percentile for executives in comparable positions based on the restrictions imposed by the Special Master, despite his significant contributions to operating performance and outstanding leadership.

Mr. Ammann was elected Senior Vice President and Chief Financial Officer effective April 1, 2011. His compensation was limited by the Special Master, and it remains below median, including his total cash compensation, which is below a competitive level. In addition, prior to his entering the Top 25 group of highly compensated employees, in order to preserve his 2011 grant we were permitted to accelerate the vesting of his February 10, 2011 RSU grant (which, by its terms would vest ratably in three increments beginning on the first anniversary date of the grant) and convert the shares to long-term restricted stock which has been deferred and cannot be delivered until February 10, 2014. This award modification was necessary because the Special Master’s vesting terms for RSUs and restricted stock awards to Top 25 employees would not permit any such award to vest while the employee is in the Top 25.

Mr. Girsky received salary and SSU grant increases totaling 8.6 percent in 2011 to bring his total compensation in line with the median level. However, the relative mix of cash and non-cash compensation permitted by TARP regulations is not competitive with the compensation mix at comparator companies.

Messrs. Stephens’ and Reilly’s total compensation remained at median levels and no adjustments were made. However, due to the long-term vesting schedule for the RSU compensation, the mix of pay elements was adjusted to allocate a greater portion of their annual remuneration to SSUs in acknowledgement of the possibility of their retirement during the three-year vesting period.

Mr. Liddell was hired on January 1, 2010 and, with the concurrence of the Special Master, his compensation structure was specially designed to be competitive with that offered by his previous employer, a Fortune 50 company. Details of his compensation agreement are described in the section below titled “Employment Agreements and Arrangements.” Mr. Liddell resigned from his position with the Company effective April 1, 2011.

Perquisites, Benefits, and Other Compensation

The Special Master determined that no more than $25,000 in perquisites may be provided to NEOs, absent exceptional circumstances for good cause shown. Payments related to expatriate assignments are not included in this total. Detailed disclosure of these items for the NEOs appears in footnote (8) of the “2011 Summary Compensation Table” on page 42.

TARP regulations require additional limitations that exclude what market-based surveys indicate are competitive practices. We did not make accruals in 2011 for non-qualified executive retirement restoration and deferred compensation plans for NEOs as described in footnote (8)(ii) of the “2011 Summary Compensation Table” on page 42. In addition, severance payments to which a NEO becomes entitled in the future may not take into account any salary increase or grant of SSUs during 2011; and no NEO may receive a severance payment of any kind for termination of employment during the TARP period. These benefit plan restrictions, taken together with the restrictions on payment of cash compensation and RSUs, have created an increasingly non-competitive structure and raise important concerns regarding our ability to continue to attract and retain the critical talent we need to maintain our momentum and continuously improve our operating performance.

Stock Ownership

Under the direction of the Special Master, the annual compensation planned and delivered to our NEOs includes a substantial portion in share units (including SSUs and all vested and unvested restricted stock and RSU grants). These share units derive their value directly from the performance of our Common Stock. In addition to receiving a substantial portion of their compensation in equity, our U.S.-based NEOs also purchased shares of Common Stock during and after the Company’s initial public offering. The total of all stock and share units is shown in the table below. Since our NEOs have been required to receive such a substantial portion of their compensation in the form of non-cash, equity-based awards, we do not believe that additional ownership requirements are appropriate at this time. However, we believe it is important to align the interests of senior executives with those of our stockholders and will continue to review the levels of stock ownership.

Name	Value of Stock and Share Unit Holdings on December 31, 2011 ($20.27 Closing Stock Price)	Multiple of Salary
	($)
Daniel F. Akerson	6,306,342	4 x salary
Daniel Ammann	2,849,739	4 x salary
Stephen J. Girsky	6,170,756	10 x salary
Thomas G. Stephens	9,807,234	11 x salary
David N. Reilly	4,731,381	6 x salary

Employment Agreements

We had no employment agreements with Messrs. Stephens or Reilly that provided them with special compensation arrangements. In addition, we do not maintain any plan providing benefits related to a change-in-control of the Company, and none of our current incentive plans contain such provisions. Employment arrangements with Messrs. Akerson, Ammann, Girsky, and Liddell are discussed in the section entitled “Employment Agreements and Arrangements” on page 51.

Clawback and Recoupment Policy on Incentive Compensation

As a recipient of financial assistance under TARP, we are subject to strict clawback provisions for any bonus plan payments made to SEOs or the next 20 most highly compensated employees if the payments were made based on materially inaccurate financial statements or performance metrics. In addition, in 2006, General Motors Corporation adopted a policy regarding the recoupment of incentive compensation paid to executive officers in situations involving financial restatement due to employee fraud, negligence, or intentional misconduct. We have updated the policy, which is posted on our website, www.gm.com/investor, under “Corporate Governance” and then “Policy on Recoupment of Incentive Compensation,” to provide that if our Board or an appropriate Board Committee has determined that any bonus, retention award, or incentive compensation has been paid to any SEO or any of the next 20 most highly compensated employees of the Company based on materially inaccurate misstatement of earnings, revenues, gains, or other criteria, the Board or Compensation Committee shall take, in its discretion, such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence. For this purpose, a financial statement or performance metric shall be treated as materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information or knowingly failed to timely correct information relating to those financial statements or performance metrics. We will continue to review our policy to assure that it is consistent with all legal requirements.

Securities Trading Policy

We also maintain a securities trading policy that prohibits our NEOs from buying or selling GM securities when in possession of material, non-public information, and any sales or purchases of GM stock require the specific prior approval of our Legal Staff. Trading in GM derivatives (i.e., puts or calls) and engaging in short sales of GM securities are also prohibited, and no GM officer has pledged any shares of GM stock. The policy is posted on our website, www.gm.com/investor, under “Corporate Governance.”

Luxury Expense Policy

As required by TARP regulations, we have adopted a luxury expense policy and posted it on our website at www.gm.com/investor, under “Corporate Governance” and then “General Motors Expense Policy.” The policy’s governing principles establish expectations for every business expense, reflecting the integrity and values that promote the best interests of the enterprise.

Luxury or excessive expenditures are not reimbursable by GM under the policy. Such expenditures may include, but are not limited to expenditures on entertainment or events, office and facility renovations, aviation, transportation services, or other activities or events that are not reasonable expenditures for staff development, performance incentives, or other similar measures conducted in the ordinary course of business operations. Guidelines relating to transportation expenses are discussed in the section entitled “Personal Benefits” on page 43.

Tax Considerations

As a recipient of TARP funds, we may deduct 2011 base salaries for NEOs up to an individual maximum of $500,000. We may not take a tax deduction for any incentive compensation for NEOs.

Corporate Governance, Risk Assessment, and Say-On-Pay

Our Compensation Committee is composed entirely of independent directors as determined by the Board under NYSE guidelines and as defined for various regulatory purposes. The Compensation Committee is assisted in its work by Compensation Advisory Partners (“CAP”), an independent compensation consulting firm which takes direction from, and is solely responsible to, the Compensation Committee. The Compensation Committee is also aided in its deliberations by its own independent outside legal counsel.

In addition to implementing the governance protections described above, the Compensation Committee has adopted a compensation risk assessment process which is described below and regularly reviews the potential risks created by the compensation restrictions imposed by the Special Master on the recruitment and retention of critical leadership and technical talent.

At the 2011 annual meeting, GM stockholders approved our compensation for our NEOs by a 98.2 percent favorable vote. Noting this level of support and mindful of the compensation guidelines for TARP recipients, the Compensation Committee made no material changes to the compensation structures for NEOs for 2011. At the

2012 annual meeting, the Board will again submit a proposal (Item No. 3 – Advisory Vote to Approve Executive Compensation) enabling stockholders to provide feedback on our compensation policies and practices for our NEOs, as required annually of TARP companies. The non-binding Say-on-Pay proposal may be found on page 59 of this proxy statement. Our Board intends to review this feedback and evaluate any significant stockholder concerns as it considers future compensation planning proposals.

2012 Compensation for Named Executive Officers

Prior to setting 2012 compensation, the Compensation Committee reviewed our comparator companies and made revisions to reduce their number to 20 and their relative size to a more homogenous grouping with revenues ranging from 0.20 to 1.4 times GM’s revenues. The Compensation Committee then developed compensation structures for our NEOs pursuant to the provisions of the UST Loan, Special Master Determinations, and TARP regulations. The elements of these plans are generally based on the same principles as our 2011 plans, with the exception that the current and future SSUs will be settled in cash. RSUs will continue to be granted upon approval by the Compensation Committee at the conclusion of the 2012 performance period pursuant to the timing restrictions imposed by the Special Master.

Mr. Stephens and Mr. Reilly retired on April 1, 2012.

Compensation Risk Assessment and Management Process

Although not a formal part of the semi-annual review process required under TARP, the Compensation Committee considers, on a regular basis, the impact of these compensation constraints and highly restricted compensation structures on our ability to attract and retain leadership and technical talent critical to our operational competitiveness and the need to balance the minimization of operational risk with competitive and attractive compensation packages.

During 2011, the Compensation Committee met with our General Auditor and Chief Risk Officer to review and discuss the short-term and long-term risks that could threaten the value of the Company and GM’s compensation and benefit arrangements for NEOs and other employees of the Company and its subsidiaries in light of those risks. The assessments are intended to assure that, within the limits imposed by the TARP rules and the Special Master’s Determinations, there has been an attempt to establish an appropriate balance between short-term and long-term business performance focus and between cash and non-cash incentives, to provide adequate current compensation for personal financial security, and to provide incentives to strive for greater team and individual contributions to the continued overall growth of the enterprise.

The 2011 plan review was conducted on November 14, 2011 and March 19, 2012. Based on the reviews, the Compensation Committee determined that the 2011 compensation structure provides incentives for executives that appropriately mitigates risk and certified to the UST that the design of the incentive compensation structure for our NEOs does not encourage these individuals to take unnecessary or excessive risks that threaten the value of the Company.

Working within the parameters of TARP regulations and determinations by the Special Master, we took the following risk considerations into account in developing our incentive plans:

•	Incentive plan metrics are aligned with our business strategy;

•	Performance objectives are balanced with the quality and sustainability of business results;

•	The full range of potential payouts under each plan is understood;

•	Payouts are capped;

•	Leverage and ratio of incentive compensation to salary and total compensation are understood;

•	Performance, structure, and target incentive plan opportunities are comparable to those of industry or peers;

•	The Compensation Committee may exercise discretion where appropriate, with the concurrence of the Special Master;

•	Focus on long-term performance aligns with stockholder interests and are paid over a time horizon that takes into account the risk horizon;

•	The recoupment policy provides for clawback of incentive payouts based on revised financials that would result in lower incentive payouts;

•

Our securities trading policy prohibits NEOs from buying or selling GM securities when in possession of material, non-public information. Any transactions require the specific, prior approval of our Legal Staff, and trading in GM derivatives (i.e., puts or calls) and short sales of GM securities are prohibited; and

•	The Compensation Committee reviews and discusses material risks when considering incentive programs.

In conducting its reviews of the proposed compensation structure, including annual cash salary, the incentive compensation recoupment provision, and the limit on severance pay, the Compensation Committee found that although the constraints imposed by TARP regulations and the Special Master impair our ability to offer optimal compensation structures:

•

The various performance and retention elements of the awards do not critically misalign the interests of the executives with the long-term health of the Company, the quality of earnings, the interests of stockholders, and the interests of the UST as an investor;

•	The mix of cash and equity awards does not create a harmful imbalance between short-term and long-term risk and reward decisions; and

•

The incentive compensation recoupment feature supports the accuracy of our financial statements and encourages the executives to focus on maintaining accurate financial records and on complying with relevant accounting policies.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (6)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQ Deferred Compensation (7)	All Other Compensation (8)	Total
		$	$	$	$	$	$	$	$
Daniel F. Akerson (1)	2011	1,700,000	—	5,947,229	—	—	—	55,514	7,702,743
Chairman & Chief Executive Officer	2010	566,667	—	1,766,664	—	—	—	194,088	2,527,419
Daniel Ammann (2)	2011	687,500	—	2,789,832	—	—	354	29,142	3,506,828
Senior Vice President & Chief Financial Officer
Stephen J. Girsky (3)	2011	600,000	—	4,682,223	—	—	408	24,583	5,307,214
Vice Chairman, Corporate Strategy,	2010	416,667	—	3,225,000	—	—	6,782	63,609	3,712,058
Business Development, Global Product
Planning & Global Purchasing & Supply Chain
Thomas G. Stephens	2011	900,000	—	7,372,889	—	—	0	31,960	8,304,849
Vice Chairman &	2010	900,000	—	4,390,370	—	—	295,772	37,719	5,623,861
Global Chief Technology Officer	2009	1,087,500	—	945,833	—	—	—	78,785	2,112,118
David N. Reilly (4)	2011	827,136	—	3,287,693	—	—	643,898	616,600	5,375,327
GM Vice President & President, Europe	2010	804,398	—	1,985,681	—	—	0	474,679	3,264,758
Christopher P. Liddell (5)	2011	187,500	—	855,621	—	—	0	6,340	1,049,461
Vice Chairman & Chief Financial Officer (Resigned)	2010	747,596	—	5,450,000	—	—	—	27,545	6,225,141

(1)	Mr. Akerson was elected Chairman and CEO on January 1, 2011. He has been a member of the GM Board since July 2009.
(2)	Mr. Ammann was elected Senior Vice President and Chief Financial Officer effective April 1, 2011.
(3)	Mr. Girsky was named Vice Chairman on March 1, 2010. He has been a member of the GM Board of Directors since July 2009.
(4)	Mr. Reilly’s compensation, which is paid in British Pounds, has been converted to U.S. dollars applying a monthly foreign exchange spot rate as provided by Reuters. Amounts shown elsewhere in this proxy statement were converted using a 365-day average foreign currency exchange rate.
(5)	Mr. Liddell resigned from the Company effective April 1, 2011. The amount shown in the “Stock Awards” column reflects the aggregate value of SSUs awarded and vested on March 31, 2011 and payable in three equal installments beginning in March 2012. Mr. Liddell’s February 10, 2011 and June 30, 2010 RSU grants were forfeited upon his termination pursuant to provisions of their respective plans.
(6)	For 2011, the amounts shown in this column reflect the value of SSUs and RSUs at their grant dates to each of the NEOs. Individual grants are discussed in the “2011 Grants of Plan Based Awards” table on page 44. We describe the valuation assumptions used in measuring the expense in Note 27 to the consolidated financial statements, “Stock Incentive Plans.” SSUs are non-forfeitable and become transferable in three equal installments at each of the first, second, and third anniversaries of the grant date.

In 2009 and 2010, SSUs were granted to NEOs on each pay period in lieu of a portion of total annual compensation based on the most current value of the Company as determined by an independent third party through the September 30, 2010 grant date. Pursuant to the terms of the plan, SSUs granted on December 31, 2010 and later were determined based on the average of the high and low trading price of Common Stock on the NYSE on each grant date.

(7)	These amounts represent the actuarial increase in the present value of the executive’s accrued benefit for 2011 attributed to year-over-year variances in applicable discount rates, lump-sum interest rate, mortality rates, and employer contributions to tax-qualified and non-qualified plans as described in the section entitled “Pension Benefits and Retirement Programs Applicable to Executive Officers” on page 46. The Company does not credit interest at above-market rates to any deferred accounts and no interest amounts are included in these totals.

The change in pension value for Mr. Stephens actuarially decreased in the amount of ($28,184), but, as required by proxy reporting guidelines, the decrease is not reflected here.

Mr. Reilly participates in the Vauxhall Motors Pension Plan (the “VMP”) and his pension calculations are based on data and assumptions for that plan.

(8)	2011 All Other Compensation. Totals for amounts included are disclosed below.

All Other Compensation

	D. F. Akerson	D. Ammann	S. J. Girsky	T. G. Stephens	D. N. Reilly	C. P. Liddell (Resigned)
	$	$	$	$	$	$
Perquisites & Other Personal Benefits (i)	23,809	11,636	13,619	20,883	21,916	6,019
Employer Contributions to Savings Plans (ii)	19,598	17,146	9,800	4,500	—	—
Life Insurance Benefits (iii)	6,212	360	576	6,577	—	321
Foreign Service Related Allowances and Cost Reimbursements and Relocation Payments (iv)	5,775	—	—	—	454,071	—
Other (v)	120	—	588	—	140,613	—

Total All Other Compensation (vi)	55,514	29,142	24,583	31,960	616,600	6,340

(i)	See Personal Benefits table below for additional information.
(ii)	Includes employer contributions to tax-qualified savings benefit plans. For Messrs. Akerson, Ammann, and Girsky amounts also include tax-qualified retirement plan contributions. Pursuant to regulatory provisions for TARP recipients, no employer contributions have been made to non-qualified savings plans for NEOs during 2011. Mr. Reilly does not participate in these U.S.-based savings plans. All of the 2010 and 2011 GM contributions to Mr. Liddell’s tax-qualified savings plan were forfeited upon his termination pursuant to provisions of the plan.
(iii)	Includes premiums paid by the Company for Group Variable Universal Life (“GVUL”) insurance. Employees are responsible for any ordinary income taxes resulting from the cost of the GM-paid premium. Mr. Reilly does not participate in this U.S.-based plan.
(iv)	Includes expense reimbursements associated with Mr. Akerson’s relocation to Detroit and foreign service-related living allowances and cost reimbursements for Mr. Reilly related to his assignment in Rüsselsheim.
(v)	Includes the Company’s cost of premiums for providing personal accident insurance for members of the Board for Messrs. Akerson and Girsky and event tickets for Mr. Girsky. The amount shown for Mr. Reilly reflects monthly cash payments to him in lieu of Company contributions to his qualified pension plan, the VMP, consistent with the alternative he selected under VMP provisions in 2006.
(vi)	Mr. Reilly’s 2010 pension cash payments and company vehicle expenses were inadvertently understated by $121,673 and $5,259, respectively, in the previous year’s table and the revised amount for 2010 “All Other Compensation” is reflected in the “2011 Summary Compensation Table” on page 41. The non-qualified supplemental portion of his pension payments were discontinued pursuant to TARP regulations effective January 2010 and no such payments were made to him in 2011.

Personal Benefits

Amounts shown below for personal benefits include the incremental costs for executive security services and systems, the executive company vehicle program, executive health evaluations, and financial counseling. We do not maintain any private passenger aircraft or any interest in such aircraft or private passenger aircraft leases.

	D. F. Akerson	D. Ammann	S. J. Girsky	T. G. Stephens	D. N. Reilly	C. P. Liddell (Resigned)
	$	$	$	$	$	$
Security (i)	276	—	—	—	—	—
Company Vehicle Program (ii)	23,533	11,636	13,619	8,802	18,176	4,094
Financial Counseling (iii)	—	—	—	9,000	—	1,925
Medical Evaluations (iv)	—	—	—	3,081	3,740	—

Total	23,809	11,636	13,619	20,883	21,916	6,019

(i)	Amounts include the actual costs of residential security systems maintenance and monitoring for Mr. Akerson.
(ii)	Includes the incremental cost of cars and drivers provided by the Company for various events and incremental cost to maintain the executive company vehicle program fleet that is allocated to each executive (including lost sales opportunity and incentive costs, if any; fuel, maintenance, and repair costs; insurance claims, if any; licensing and registration fees; and use taxes). Participants in the program are required to purchase or lease at least one GM vehicle every four years and asked to evaluate the vehicles they drive, thus providing feedback about our products. Participants are also required to pay a monthly administration fee of $300 and are charged with imputed income based on the value of the vehicle they choose to drive. Taxes assessed on imputed income are the responsibility of the participant. Messrs. Akerson’s and Girsky’s vehicles were provided under the provisions of the vehicle program for directors. The directors’ program is described on pages 23 and 25.
(iii)	Costs associated with financial counseling and estate planning services with one of several approved providers.
(iv)	Cost of medical services incurred by the Corporation in providing executive health evaluations with one of several approved providers. The Compensation Committee took action to discontinue this benefit for executives beginning in 2012.

2011 Grants of Plan Based Awards

As a TARP recipient under the jurisdiction of the Special Master, GM adopted the General Motors Company Salary Stock Plan (the “SSP”). Pursuant to plan terms and upon approval of the Special Master, NEOs receive a portion of their total annual compensation in the form of SSUs based on the average of the high and low trading price of Common Stock on the NYSE on each grant date. SSUs are non-forfeitable and will be transferable in three equal installments at each of the first, second, and third anniversaries of the grant date.

RSUs were awarded to NEOs under the LTIP based on the average of the high and low trading price of Common Stock on the NYSE on each grant date. Awards are subject to forfeiture for three years and conditioned upon repayment of GM’s TARP obligations. On the third anniversary date of the grant, awards will settle ratably with each 25 percent of GM’s TARP obligations that have been repaid. Retiring executives are eligible to receive a prorated portion after two years of active service.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Award Type	Grant Date	Approval Date
Name				Threshold	Target	Maximum	Threshold	Target	Maximum
				($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
Daniel F. Akerson	RSU	2/10/2011	1/17/2011					18,478	18,478				662,991
	SSU	3/31/2011	1/17/2011							42,360			1,314,431
	SSU	6/30/2011	1/17/2011							43,600			1,323,696
	SSU	9/30/2011	1/17/2011							65,271			1,317,169
	SSU	12/31/2011	1/17/2011							65,562			1,328,942

										216,793			5,947,229
Daniel Ammann	RSU	2/10/2011	1/17//2011					20,788	20,788				745,873
	SSU	3/31/2011	1/17//2011							16,385			508,427
	SSU	6/30/2011	1/17//2011							16,865			512,021
	SSU	9/30/2011	1/17//2011							25,247			509,484
	SSU	12/31/2011	1/17//2011							25,359			514,027

										83,856			2,789,832
Stephen J. Girsky	RSU	2/10/2011	1/17//2011					41,575	41,575				1,491,711
	SSU	3/31/2011	1/17//2011							25,576			793,623
	SSU	6/30/2011	1/17//2011							26,325			799,227
	SSU	9/30/2011	1/17//2011							39,409			795,274
	SSU	12/31/2011	1/17/2011							39,585			802,388

										130,895			4,682,223
Thomas G. Stephens	RSU	2/10/2011	1/17//2011					55,433	55,433				1,988,936
	SSU	3/31/2011	1/17//2011							43,159			1,339,224
	SSU	6/30/2011	1/17//2011							44,423			1,348,682
	SSU	9/30/2011	1/17//2011							66,503			1,342,031
	SSU	12/31/2011	1/17//2011							66,799			1,354,016

										220,884			7,372,889
David N. Reilly	RSU	2/10/2011	1/17//2011					27,717	27,717				994,486
	SSU	3/31/2011	1/17//2011							18,383			570,424
	SSU	6/30/2011	1/17//2011							18,921			574,442
	SSU	9/30/2011	1/17//2011							28,326			571,619
	SSU	12/31/2011	1/17//2011							28,452			576,722

										94,082			3,287,693
Christopher P. Liddell
(Resigned)	SSU	3/31/2011	1/17//2011							27,574			855,621

(1)

On January 17, 2011, the Compensation Committee took action to approve RSU awards to be granted on February 10, 2011 in recognition of 2010 OCF performance. The awards were made at the target amount, which is also the maximum amount payable. Minor variations in share amounts from originally approved target amounts are the result of rounding. Pursuant to the terms of the plan, the value used to determine the number of RSUs granted on February 10, 2011 was $36.08 based on the average of the high and low trading price of Common Stock on the NYSE on the grant date. However, the grant date fair value shown in this table is based on the closing price of Common Stock on the grant date ($35.88) consistent with accounting practice and the valuation assumptions used in measuring expense in Note 27 of the consolidated financial statements, “Stock Incentive Plans.”
(2)	On the same date, the Compensation Committee approved salary stock grants to be made on various salary payment dates subject to the approval of the Special Master. Pursuant to plan terms, the value used to determine the number of SSUs granted on March 31, 2011 was $31.28; June 30, 2011, $30.39; September 30, 2011, $20.30; and December 30, 2011, $20.21, based on the average of the high and low trading price of Common Stock on the NYSE on the grant date. However, the grant date fair value shown here is based on the closing price of Common Stock on the grant dates (March 31, 2011, $31.03; June 30, 2011, $30.36; September 30, 2011, $20.18; and December 31, 2011, $20.27) consistent with accounting practice and the valuation assumptions used in measuring expense in Note 27 of the consolidated financial statements, “Stock Incentive Plans.”

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards						Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)			(#)	($)	(#)	($)
Daniel F. Akerson							2/10/2011			18,478	374,549
Stephen J. Girsky							2/10/2011			41,575	842,725
Thomas G. Stephens							2/10/2011 3/15/2010			55,433 56,505	1,123,627 1,145,356
David N. Reilly							2/10/2011 3/15/2010			27,717 36,261	561,824 735,010

The amounts in column (j) in the table above reflect RSU grants that vest as described in the narrative accompanying the “2011 Grants of Plan Based Awards” table on page 44. The awards are valued in this column based on the closing price of Common Stock on December 31, 2011 ($20.27).

As described in the CD&A on page 36 and the “2011 Option Exercises and Stock Vested” table below, Mr. Ammann’s RSU grant of February 10, 2011 was fully vested and converted to restricted stock on March 31, 2011. The shares were delivered to his account and will remain restricted from sale until February 10, 2014, in accordance with the original settlement date of the grant.

Mr. Liddell’s June 30, 2010 and February 10, 2011 awards were forfeited due to his resignation effective April 1, 2011.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
[a]	[b]	[c]	[d]	[e]
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Daniel F. Akerson
Daniel Ammann (1)			20,788	650,249
Stephen J. Girsky
Thomas G. Stephens
David N. Reilly

(1) As described in the CD&A on page 36, Mr. Ammann’s RSU grant of February 10, 2011 was fully vested and converted to restricted stock on March 31, 2011. The net shares were delivered to his account and will remain restricted from sale until February 10, 2014, in accordance with the original settlement date of the grant.

Pension Benefits and Retirement Programs Applicable to Executive Officers

Pension benefits for most of our U.S. executives may be from both tax-qualified plans that are subject to the requirements of the Employee Retirement Income Security Act (the “ERISA”) and from a non-qualified plan that provides supplemental benefits. We assumed both types of plans from General Motors Corporation in connection with the 363 Sale. Tax-qualified benefits are pre-funded and paid out of either the trust assets of the General Motors Retirement Program for Salaried Employees (the “SRP”), the General Motors Retirement Savings Plan for Salaried Employees in the United States (the “RSP”), or both, depending on length of service date. Non-qualified benefits are not pre-funded and are paid out of our general assets. Benefit accruals and company contributions under GM’s non-qualified pension plan and deferred compensation plans have been suspended for SEOs and certain most highly compensated employees.

U.S. executive employees must be at least age 55 with a minimum of ten years of eligibility service to be vested in the U.S. non-qualified General Motors Executive Retirement Plan (the “ERP”), and must have been an executive employee on the active payroll of General Motors Corporation as of December 31, 2006 to be eligible for any frozen, accrued non-qualified ERP benefit.

Effective for service rendered on and after January 1, 2007, non-qualified retirement benefits for executive employees are determined under one of two methods (a defined benefit formula or a defined contribution formula), depending on an executive’s length of service date. For executives with a length of service date prior to January 1, 2001, a total benefit will be accrued (SRP plus ERP) equal to 1.25 percent of monthly base salary and annual bonus for each year that the executive continues to work after January 1, 2007, with recent benefit plan changes noted below. For executives with a length of service date on or after January 1, 2001, total contributions (RSP plus ERP) will be accrued equal to 4.0 percent of monthly base salary and bonus for each year that the executive continues to work on or after January 1, 2007. For both formulae, benefits calculated on base salary and bonus below the applicable U.S. Internal Revenue Service (the “IRS”) limits will accrue in the appropriate qualified plan (SRP or RSP) according to length of service date. For both formulae, benefits calculated on base salary and bonus above the applicable IRS limits will accrue in the ERP.

Starting September 30, 2012, as part of our pension de-risking strategy, pension accruals under the 1.25 percent formula described above will cease, and future qualified and non-qualified retirement benefits will be replaced with a new defined contribution formula (4.0 percent or 6.0 percent of monthly base salary and bonus depending on an employee’s length of service date), subject to the IRS limits noted above.

Upon retirement, executives will have all vested non-qualified retirement benefits accrued prior to October 1, 2012 paid as a five-year annuity. Any non-qualified benefits accrued and vested after September 30, 2012 will be paid as a lump sum upon retirement. The interest rate used in determining the non-qualified five-year annuity retirement benefits referenced above is the average of the 30-year U.S. Treasury Securities Rate for the month of July and is determined annually. This annual interest rate is then effective for retirements commencing October 1 through September 30 of the succeeding year. In the event of death, an executive’s surviving spouse may be eligible for benefits under the ERP.

Pension Benefits

(a)	(b)	(c)	(d)	(e)	(f)
Name	Plan Name	Number of years of Eligible Credited Service as of December 31, 2011 (1)	Present Value of Accumulated Benefit (2)	Annual Lifetime or Five-Year Annuity Payable Under GM Pension Plans	Payments During Last Fiscal Year
		(#)	($)	($)	($)
Daniel F. Akerson (3)	ERP	1.3	—	—	—
Daniel Ammann (3)	ERP	1.7	3,342	1,590	—
Stephen J. Girsky (3)	ERP	1.8	7,191	2,339	—
Thomas G. Stephens (4)	SRP	42.8	1,923,800	131,407	—
	ERP	42.8	6,730,256	1,476,206	—
David N. Reilly (5)	VMP	30.9	7,414,180	378,784	—

(1)	Eligible service recognizes credited service under the frozen qualified SRP in addition to service under the new plan formulae. The 35-year cap on ERP service used in calculating the frozen accrued ERP benefits still applies. Mr. Reilly’s eligible service includes frozen benefit service under the VMP.
(2)	The present value of the SRP benefit amount shown takes into consideration the ability to elect a joint and survivor annuity form of payment. For SRP and ERP benefits, the present value represents the value of the benefit accrued through December 31, 2011 and payable at age 60 (or immediately if over age 60). Benefits and present values reflect the provisions of the SRP and ERP as of December 31, 2011. Present values shown here are based on the mortality and discount rate assumptions used in the December 31, 2011 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 715, “Compensation—Retirement Benefits” except where needed to meet proxy requirements. The discount rates used for the SRP are 5.04 percent for calculations as of December 31, 2010 and 4.21 percent for calculations as of December 31, 2011. The discount rates used for the ERP are 4.65 percent for calculations as of December 31, 2010 and 3.89 percent for calculations as of December 31, 2011.
(3)	Tax qualified retirement benefits for Messrs. Akerson, Ammann, and Girsky were accumulated using the 4.0 percent defined contribution formula and are included in the “All Other Compensation” table on page 42. Pursuant to TARP regulations, ERP accruals were not permitted for Messrs. Akerson, Ammann, and Girsky during 2011 because they were SEOs and among the Top 25 most highly compensated employees. Any amounts accrued prior to 2011 are included and the ERP amount in column (d) represents the accumulated benefit under the 4.0 percent defined contribution formula, valued and payable at age 60 as a five-year annuity form of payment. Messrs. Akerson, Ammann, and Girsky were not eligible to retire as of December 31, 2011.
(4)	Mr. Stephens retired on April 1, 2012. The amounts shown in column (d) represent the present value of benefits accrued through December 31, 2011, payable immediately since he is over age 60, as a lifetime annuity form of payment for the SRP and payable as a five-year annuity form of payment for the ERP. Pursuant to TARP regulations, ERP accruals were not permitted for Mr. Stephens during 2011.

(5)	Mr. Reilly retired on April 1, 2012. He did not participate in the U. S. pension plans. His pension benefits are calculated based on the data and assumptions of the VMP and the GM (UK) Unclassified Executive Supplemental Pension Plan (the “Supplemental Plan”). The VMP is a defined benefit plan available to all salaried employees and is unreduced at retirement with Company consent at age 62 with five years pensionable service. The Supplemental Plan is a defined contribution plan in which Mr. Reilly did not accrue additional benefits during 2011 pursuant to TARP regulations.

2011 Nonqualified Deferred Compensation Plans

We maintain certain deferred compensation programs and arrangements for executives, including the NEOs.

The General Motors Defined Contribution portion of the Executive Retirement Plan (the “DC ERP”), formerly known as the Benefit Equalization Plan, allows for the equalization of benefits for highly compensated salaried employees under the SRP and the RSP when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of ERISA, as amended, and Section 401(a)(17) and 415 of the U.S. Internal Revenue Code (the “IRC”). The DC ERP is maintained as an unfunded plan and we bear all expenses for administration of the plan and payment of amounts to participants. Our contributions to employee accounts are currently invested in the same investment funds as the RSP. Pursuant to TARP regulations, no accruals or contributions to the DC ERP were permitted during 2011 for NEOs who were also SEOs in 2011.

Salary Stock Plan—Pursuant to plan terms and upon approval of the Special Master, NEOs receive a portion of their total annual compensation in the form of SSUs. SSUs are granted to NEOs each quarter as described in the “2011 Grants of Plan Based Awards” table on page 44. SSUs are non-forfeitable and become deliverable in three equal installments at each of the first, second, and third anniversaries of the grant date.

The table below reflects December 31, 2011 balances for the various nonqualified deferred compensation plans, including vested but unpaid SSUs, based on the closing price of Common Stock ($20.27) and any contributions, earnings, and withdrawals during the year.

	(a)	(b)	(c)	(d)	(e)	(f)
Name	Plan	Executive Contributions in the Last Fiscal Year	Registrant Contributions in the Last Fiscal Year (1)	Aggregate Earnings in the Last Fiscal Year (2)	Aggregate Withdrawals and Distributions (3)	Aggregate Balance at 2011 Fiscal Year-End (4)
		($)	($)	($)	($)	($)
Daniel F. Akerson	SSU DC ERP	0 0	5,284,237 0	(1,895,407) 0	(408,898) 0	5,213,059 0

Daniel Ammann	SSU DC ERP	0 0	2,043,958 0	(1,093,946) 0	(463,755) 0	2,402,056 0

Stephen J. Girsky	SSU DC ERP	0 0	3,190,512 0	(2,818,267) 0	(1,406,827) 0	4,787,713 0

Thomas G. Stephens	SSU DC ERP	0 0	5,383,953 0	(3,778,849) (6,895)	(1,883,113) 0	7,042,609 58,591

David N. Reilly	SSU Other	0 0	2,293,206 0	(1,729,080) 84,391	(934,578) 0	3,071,756 603,330

Christopher P. Liddell (Resigned)	SSU DC ERP	0 0	855,621 0	(2,733,984) 0	(1,467,985) 0	2,819,152 0

(1)	SSUs were granted on a quarterly basis to each of the NEOs on the dates and in the amounts described in the “2011 Grants of Plan Based Awards” table on page 44, and the aggregate value of these awards is included for each NEO in the “Stock Awards” column of the “2011 Summary Compensation Table” on page 41.
(2)	None of the earnings that may be included in column (d) are reported in the “Change in Pension Value and Nonqualified Deferred Compensation” totals and footnote 7 included in the “2011 Summary Compensation Table” on page 41, because we do not pay above-market earnings on U. S. deferred compensation. The investment gains reported for Mr. Reilly were earned on investments in publicly available retail products under the provisions of the supplemental plan.
(3)

Payments of vested SSUs granted on various dates and at various share prices were made to each of the NEOs as follows: Mr. Akerson, $166,135 (8,184 shares) on September 30, 2011 and $242,763 (12,012 shares) on December 31, 2011; Mr. Ammann, $337,876 (11,118 shares) on June 30, 2011, $84,651 (4,170 shares) on September 30, 2011, and $41,228 (2,040 shares) on December 31, 2011; Mr. Girsky, $565,011 (18,063 shares) on March 31, 2011, $422,299 (13,896 shares) on June 30, 2011, $282,089 (13,896 shares) on September 30, 2011, and $137,428 (6,800 shares) on December 31, 2011; Mr. Stephens, $625,913 (20,010 shares) on March 31, 2011, $608,013 (20,007 shares) on June 30, 2011, $406,142 (20,007 shares) on September 30, 2011, and $243,045 (12,026 shares) on December 31, 2011; Mr. Reilly, $305,637 (9,771 shares) on March 31, 2011, $296,941 (9,771 shares) on June 30, 2011, $198,351 (9,771 shares) on

September 30, 2011, and $134,013 (6,631 shares) on December 31, 2011; and Mr. Liddell, $499,886 (15,981 shares) on March 31, 2011, $485,663 (15,981 shares) on June 30, 2011, $324,414 (15,981 shares) on September 30, 2011, and $158,022 (7,819 shares) on December 31, 2011. The quarterly payments were valued based on the average of the high and low price of Common Stock on the payment dates; $31.28 on March 31, 2011, $30.39 on June 30, 2011, $20.30 on September 30, 2011, and $20.21 on December 31, 2011.
(4)	Pursuant to TARP regulations, no new accruals are permitted to the DC ERP for the NEOs. The balance shown for Mr. Stephens includes amounts credited to his DC ERP account by both GM and General Motors Corporation prior to October 22, 2009, because these accounts were assumed by GM with the closing of the 363 Sale and were not subject to cancellation during MLC liquidation proceedings.

All amounts reported in column (f), except earnings at prevailing market rates, have been reported in the “2011 Summary Compensation Table” on page 41 for each NEO. Amounts earned in previous years were reported in earlier Summary Compensation Tables if that NEO’s compensation was required to be disclosed. Amounts previously reported in such years include previously earned Company matching contributions. The totals in column (f) above reflect the cumulative value of these contributions and investment choices for each NEO.

Mr. Reilly did not participate in the DC ERP, and the amount included in “Other” is a Supplemental Pension arrangement in which no additional contributions have been accrued, pursuant to TARP regulations. Earnings in his account were computed after factoring in the conversion rate on December 31, 2011 between the British Pound and the U.S. Dollar.

Potential Payments Upon Termination or Change in Control

We maintain compensation and benefit plans that will provide payment of compensation to NEOs in the event of termination of employment due to retirement or death. These provisions are generally applicable to all plan participants and are not reserved only for NEOs. The amount of compensation payable to each NEO in these situations is described below.

We do not provide change-in-control benefits for executives, and we utilize employment or severance agreements on an infrequent basis. Employment arrangements with NEOs are described below.

Retirement and Pension Benefits. Plan provisions and pension benefits for NEOs are described above in the “Pension Benefits and Retirement Programs Applicable to Executive Officers” on page 46. No other individualized arrangements exist with NEOs except those disclosed in the “Employment Agreements and Arrangements” section below.

As of December 31, 2011, Mr. Stephens was eligible to retire pursuant to the provisions of both the qualified SRP and the non-qualified ERP.

As of December 31, 2011, Mr. Reilly was eligible to retire pursuant to the provisions of the VMP.

As of December 31, 2011, Messrs. Akerson, Ammann, and Girsky were not eligible to retire under any qualified or non-qualified retirement plan. Upon termination of employment, their benefits would be forfeited. Mr. Liddell’s benefits were forfeited upon his resignation from the Company, effective April 1, 2011.

Benefits Payable at Death. Pursuant to SRP plan terms, we provide eligible survivors a monthly pension benefit based on a percentage of the monthly retirement benefit payable to the employee where the survivor option has been elected. Under the terms of the ERP, survivor benefits, if applicable, are payable as a lump sum. RSUs are pro-rated for time worked and paid immediately to eligible survivors.

Deferred Compensation Plans. SSUs are vested when earned and will continue to be paid in accordance with their terms as described in this proxy statement following separation.

Incentive Plans. RSUs granted in 2011 do not vest until the third anniversary of their grant date. Unvested RSUs are forfeited upon termination of employment, except in cases of retirement or death.

Employment Agreements and Arrangements

Although the material elements of certain employment arrangements with the NEOs are described below, we are currently prohibited by TARP from paying any severance or bonus and incentive compensation amounts to any SEOs upon termination or change-in-control. The SEOs have each waived their contractual entitlement to any payment that would violate this prohibition.

Daniel F. Akerson. Our employment arrangement with Mr. Akerson provides that Mr. Akerson’s annual cash base salary is $1,700,000, and he participates in the benefit plans available to executive officers. He also receives a portion of his total annual compensation as SSUs valued at $5,300,000, which will be delivered ratably over three years one year after the date of grant. He was also granted TARP-compliant RSUs on February 10, 2011 valued at $666,667 (based upon a target $2,000,000 annual grant prorated for time worked in 2010). This arrangement does not have a definite term; Mr. Akerson is employed at the will of the Company; and this arrangement does not provide for any special post-employment compensation or benefits. Mr. Akerson does not receive additional compensation for his service on our Board of Directors. We have no other written or unwritten arrangements with Mr. Akerson.

Daniel Ammann. Our employment arrangement with Mr. Ammann upon his becoming chief financial officer on April 1, 2011 provides that Mr. Ammann’s annual cash base salary effective April 1, 2011 is $750,000, and he participates in the benefit plans available to executive officers. He also receives a portion of his total annual compensation as SSUs valued at $2,050,000, which will be delivered over three years beginning one year after the date of grant. He is also eligible to receive TARP-compliant RSUs valued at $1,400,000. Mr. Amman’s previously granted RSUs were converted to restricted stock on March 31, 2011 as described on page 36. This arrangement does not provide for any special post-employment compensation or benefits.

Stephen J. Girsky. Our employment arrangement with Mr. Girsky provides that Mr. Girsky’s annual cash base salary is $600,000, and he participates in the benefit plans available to executive officers. Mr. Girsky receives the remaining portion of his total annual compensation as SSUs valued at $3,200,000, which will be delivered over three years beginning one year after the date of grant, and TARP-compliant RSUs on February 10, 2011 valued at $1,500,000. This arrangement does not provide for any special post-employment compensation or benefits. Mr. Girsky does not receive additional compensation for his service on our Board of Directors.

Christopher P. Liddell. Our employment agreement with Mr. Liddell provided that Mr. Liddell’s annual cash base salary would be $750,000, and he participated in the benefit plans available to executive officers. His agreement also provided for him to receive a portion of his total annual compensation as SSUs, which were valued at $855,621, for the time he worked in 2011 and which will be delivered over three years beginning one year after the date of grant. This arrangement did not provide for any special post-employment compensation or benefits. Mr. Liddell’s employment agreement was terminated upon his resignation from the Company effective April 1, 2011. SSUs earned prior to April 1, 2011 will be delivered to him in accordance with their original terms. All outstanding RSUs have been forfeited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the CD&A and, based on that review and discussion, has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference in the GM 2011 Annual Report on Form 10-K.

Under the terms of the UST Loan Agreement, the Compensation Committee is required to review the incentive compensation arrangements of our NEOs with the senior risk officer within 120 days of the completion of each fiscal year in which the loan remains outstanding to ensure that the incentive compensation arrangements for these officers do not encourage them to take unnecessary and excessive risks that may threaten the value of the Company.

The Compensation Committee is also required to review all employee compensation plans, make all reasonable efforts to eliminate unnecessary risks that the plans may pose to GM, and eliminate any features of these plans that would encourage the manipulation of GM’s reported earnings to enhance the compensation of any employees.

As described in the CD&A beginning on page 32, the TARP requirements prohibit us from paying incentive compensation to our SEOs and our next 20 most highly compensated employees, with the exception of limited restricted stock awards. In addition, the Special Master has placed restrictions on the cash compensation we can provide to this group of employees and has allowed limited salary stock awards in lieu of other compensation. While this compensation regime does not encourage excessive risk-taking, it presents other challenges for the Compensation Committee, the Company, and its management, as discussed in the CD&A. This report does not address these challenges. Rather, the purpose of this report is to review the compensation arrangements provided in conformance with the limits imposed by the requirements of TARP and the Special Master and our assessment of the extent to which these compensation arrangements discourage unnecessary and excessive risk-taking by Company personnel.

The 2011 annual risk review of the Company’s compensation arrangements was completed on March 19, 2012, and a discussion of our review process is included in the section entitled “Compensation Risk Assessment and Management Process” on page 39. Upon concluding the review, the Committee Chair, on behalf of the Compensation Committee, certified to the UST that:

(1) The Compensation Committee has reviewed with the Chief Risk Officer the senior executive officer (“SEO”) compensation plans (approved by the Special Master for TARP Executive Compensation) and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Borrower;

(2) The Compensation Committee has reviewed with the Chief Risk Officer the employee compensation plans (approved by the Special Master for TARP Executive Compensation) and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Borrower; and

(3) The Compensation Committee has reviewed with the Chief Risk Officer the employee compensation plans (approved by the Special Master for TARP Executive Compensation) to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Borrower to enhance the compensation of any employee.

(4) The following narrative description identifies each SEO compensation plan and explains, in conjunction with the factors in paragraphs (5), (6), and (7), how the SEO compensation plan does not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Borrower:

In 2011, the SEO executive compensation program consisted of four elements:

1. Cash salary;

2. Salary stock;

3. Long-term restricted stock; and

4. Perquisites and other compensation.

This compensation structure design does not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company. A description of the pay planning process and each plan element is provided below.

The GM Board and Management regularly discuss GM’s financial outlook, operating and enterprise risks, global competitor strategies, legislative and regulatory issues, and governance matters. Directors review how Management is addressing these risks and how these risks could impact GM’s financial structure. Other groups within GM are also involved in managing risks and compliance issues on an ongoing basis, including the Treasurer’s Office, General Motors Asset Management Corporation (“GMAM”), Legal Staff, Information Technology, GM Audit Services, Corporate Accounting, and Global Purchasing and Supply Chain. Our General Auditor and Chief Risk Officer meets regularly with the Finance and Risk Committee to assist the Board in its oversight of our risk management strategies and policies.

As compensation and incentive plans are developed, they are periodically reviewed to ensure balance between fixed and variable pay and between risk and reward, and the Chief Risk Officer participates in the compensation risk assessment with the Compensation Committee to determine if plan changes are necessary. As described below, our outside advisors also participate in the process. The Compensation Committee reports its findings and recommendations to the CEO and the Board before submitting our plans to the UST.

(5) Consistent with the direction from the UST, the Compensation Committee specifically took the following actions in developing the compensation plans for SEOs and the next 20 most highly compensated employees during 2011 to ensure that their annual compensation was compliant with the guidelines established by TARP:

•

Base Salaries: Targeted salaries at the 50th percentile of compensation for persons in similar positions or roles at similar entities based on a competitive analysis of peer company pay practices, unless limited as described below;

•	Cash Salaries: Generally, limited cash salaries to less than $500,000. Limited exceptions for good cause shown were reviewed and approved by the Special Master for TARP Executive Compensation;

•

Salary Stock: Allocated a significant portion of salaries to salary stock to be credited to each executive’s account each pay period and converted to equity grants each quarter. The salary stock vests immediately upon grant, with the number of share units based on the average of the high and low price of a share of Common Stock on the date of the grant. These share units vest and become redeemable in three equal, annual installments beginning on the first anniversary of the grant;

•

Long-Term Equity: Planned long-term incentive awards generally equal to one third of 2011 compensation and based on 2011 Company performance. The awards will be granted in March 2012 and will vest as follows: two-thirds after two years and one third after three years of service and based on the proportionate repayment of GM’s TARP obligations; and

•

Perquisites and Other Compensation: Limited the payment of perquisites to $25,000 or less for all SEOs and next 20 most highly compensated employees. Severance payments to SEOs were prohibited and the accrual of any non-qualified deferred compensation or supplemental executive retirement plan benefit for SEOs was also prohibited.

Working within the parameters established by TARP and the Special Master, the following risk considerations were taken into account as we developed incentive plans for all executives:

•	Incentive plan metrics must be aligned with business strategy;

•	Performance objectives must be balanced with quality or sustainability of such performance;

•	The full range of potential payouts under each plan must be understood;

•	Payouts must be capped;

•	Leverage and ratio of incentive compensation to total compensation must be appropriate;

•	Performance, structure, and incentive plan payouts must be comparable to industry or peers;

•	The Compensation Committee reserves the right to exercise discretion where appropriate and within the parameters established by the Special Master;

•	The plans must focus on long-term performance that aligns with stockholder interests;

•	A recoupment policy must provide for clawback of incentive payouts based on revised financials that would result in lower incentive payouts; and

•	The Compensation Committee discusses risk when considering incentive programs.

Because we are subject to TARP and the Special Master restrictions on the design of our compensation programs, particularly related to our top tier management, we are constrained in our ability to align our compensation with our business goals and the compensation of our peer companies. However, these challenges do not necessarily impact the risk assessment addressed in this report, which focuses on whether our compensation programs as structured could encourage unnecessary or excessive risk-taking.

In addition, the Compensation Committee also took the following actions:

•

Maintained a clawback policy that renders incentive awards subject to recoupment, when reasonable to do so, if the award was based on materially inaccurate financial statements or materially inaccurate performance metric criteria;

•

Maintained a securities trading policy that prohibits NEOs from buying or selling GM securities when in possession of material, non-public information and any transactions require the specific approval of our Legal Staff. Trading in GM derivatives (i.e., puts or calls) and short sales of GM securities are also prohibited;

•	Prohibited the accrual of any bonus or retention award for SEOs; and

•

Prohibited tax gross ups for SEOs and the next 20 most highly compensated employees after October 22, 2009, for the remaining 26 – 100 employees after December 11, 2009 and for all other executives after February 1, 2010, except where permitted in conjunction with expatriate or Foreign Service-related allowances and cost reimbursements.

(6) The following narrative description identifies other employee compensation plans and explains how any unnecessary risks posed by the other employee compensation plans have been limited and further explains how the other employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee:

•	GMAM Incentive Plans
–	Annual Incentive Plan (“AIP”): Performance based on a combination of overall GMAM investment performance, unit or group investment performance, individual fund investment performance, business metrics (e.g., de-risking strategies), and reduction of third-party assets. Overall GMAM investment performance is measured over one-year and three-year performance periods (with 75 percent weight given to the three-year performance), providing a longer-term focus and discouraging risk for short-term gain.

–	Safeguards include: regular meetings with the Investment Policy Committee; ongoing oversight by senior GM financial management and internal audits by GM Audit Services; Compensation Committee approval of payout funds; and Chief Financial Officer’s review of individual awards. The GMAM CEO does not participate in this plan.

•	GM Financial Incentive Plans
–	Officer Bonus Plan – Performance based on a combination of GM Financial metrics (e.g., Adjusted EBT, credit losses, core originations, GM non-prime U.S. leases, GM Canadian leases, GM Floor Plan, and GM new originations).
–	Safeguards include: review of business plans and business metrics by the GM Financial board of directors; ongoing oversight by GM senior management; internal audits by GM Audit Services; and GM Compensation Committee approval of funds and metrics.

•	Other Salaried Employee compensation plans in U.S. and non-U.S. locations are comprised of the following elements:
–	Cash base salary;
–	Benefits and welfare payments required by U.S. or foreign law or competitive practice;
–	Variable Pay Plans;
–	Recognition awards (lump-sum payments);
–	Pension plans;
–	Savings plans;
–	Safeguards which include: approval of all compensation and benefit plans by GM Global Compensation Staff and the Vice President of Global Human Resources (U.S. plans) or appropriate Regional President (non-U.S. plans).

(7) In carrying out its duties, the Compensation Committee has the authority to retain outside compensation, legal, and other advisors to assist in performing its functions. During 2011 the Compensation Committee engaged an independent, executive compensation consulting firm, Compensation Advisory Partners LLC (“CAP”). A representative of the consulting firm attends all Committee meetings, either in person or via telephone conference; consults with and advises Committee members on executive compensation matters—including the form and amount of various pay elements—as needed; and develops and interprets benchmarking data for the Committee’s use in its deliberations. CAP provides no services to management. The Compensation Committee also retained independent, outside legal counsel, Davis Polk & Wardwell LLP.

The external advisors report directly to the Compensation Committee and all work performed by the external advisors is overseen by the Compensation Committee. The outside advisors participate in Compensation Committee meetings and discussions to help ensure Compensation Committee members have a thorough understanding of the issues under consideration, and they may be asked to provide additional materials or analysis to further clarify issues being discussed. In addition to information prepared by the Compensation Committee’s external advisors, GM’s Global Compensation Staff obtains compensation and benefit-related market data and analysis from several major providers and uses it to plan compensation for the broader executive group and other employee groups.

During the past three years, the consultants provided the following services for the Compensation Committee and for management:

Name	2011	2010	2009
Mercer	- Global salary surveys - Benefit-related market data (Management Only)	- Global salary surveys - Benefit-related market data (Management Only)	- Compensation Committee consultation and meeting attendance - Benchmarking data - Global salary surveys - Benefit-related market data
CAP	- Compensation Committee consultation and meeting attendance - Benchmarking data for executive positions	- Compensation Committee consultation and meeting attendance - Benchmarking data for executive positions	- Compensation Committee consultation and meeting attendance

During 2011, there was no bonus, variable pay, or other employee benefit plan for salaried employees that could provide incentive for employees to manipulate reported earnings or enhance the compensation of any employee.

Executive Compensation Committee

E. Neville Isdell (Chair)

David Bonderman

Patricia F. Russo

Carol M. Stephenson

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed thereunder.

Audit Committee Report

The Audit Committee of the General Motors Board of Directors is a standing committee composed of four directors who meet the independence, financial expertise, and other qualification requirements of the NYSE and applicable securities laws. It operates under a written charter adopted by the Committee and approved by the Board of Directors, which is posted on our website at www.gm.com/investor, under “Corporate Governance.” The members of the Committee are Philip A. Laskawy (Chair), Erroll B. Davis, Jr., Robert D. Krebs, and Kathryn V. Marinello. The Board has determined that Mr. Laskawy, Mr. Davis, Mr. Krebs and Ms. Marinello qualify as “audit committee financial experts” as defined by the SEC’s regulations. The Committee annually selects the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal control and the financial reporting process and has delivered its opinion on the strength of controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing their reports thereon. As provided in its charter, the Committee’s responsibilities include monitoring and overseeing these processes.

Consistent with its charter responsibilities, the Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for 2011, regarding the Company’s audited financial statements as of December 31, 2011 and for the year then ended. In this context, management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by the standards of the PCAOB.

The Company’s independent registered public accounting firm has also provided to the Committee the written disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Committee concerning independence. The Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm’s independence. The Committee concluded that Deloitte is independent from the Company and its management.

Based upon the Committee’s discussions with management and the independent registered public accounting firm as described in this report and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board of Directors and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Audit Committee

Philip A. Laskawy (Chair)

Erroll B. Davis, Jr.

Robert D. Krebs

Kathryn V. Marinello

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee retained Deloitte to audit the Company’s consolidated financial statements and the effectiveness of internal controls, as of and for the year ended December 31, 2011. The Company and its subsidiaries also retained Deloitte and certain of its affiliates, as well as other accounting and consulting firms, to provide various other services in 2011.

The services performed by Deloitte in 2011 were pre-approved in accordance with the pre-approval policy and procedures established by the Audit Committee. This policy requires that during its first meeting of the year, the Audit Committee will be presented, for consideration, a description of the Audit-Related, Tax, and All Other Services expected to be performed by Deloitte during the fiscal year. Any requests for such services in excess of $1 million not contemplated and approved during the first meeting must thereafter be submitted to the Audit Committee (or the Chair of the Audit Committee in an urgent case) for specific pre-approval. Requests for services less than $1 million individually must be pre-approved by the Audit Committee Chair and reported to the full Audit Committee at its next regularly scheduled meeting. The independent registered public accounting firm selected for the following year present the proposed annual Audit services and their related fees to the Audit Committee for approval on an audit-year basis.

The Audit Committee determined that all services provided by Deloitte in 2011 were compatible with maintaining the independence of Deloitte.

The following table summarizes Deloitte fees billed or expected to be billed in connection with 2011 services. For comparison purposes, actual billings for 2010 services are also displayed.

Type of Fees	2011 (In millions)	2010 (In millions)
Annual Audit Services	$38	$41
Audit-Related Services	6	9
Tax Services	5	5
Subtotal	$49	$55
All Other Services	—	—
Total	$49	$55

Audit Fees: $38 million for the audit of the Company’s annual consolidated financial statements, including reviews of the interim financial statements contained in the Company’s Quarterly Reports on Form 10-Q and audit of statutory financial statements.

Audit-Related Fees: $6 million for assurance and related services that are traditionally performed by the independent registered public accounting firm. More specifically, these services include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed acquisitions, internal control consultations, attestation services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Fees: $5 million for tax compliance, tax planning, and tax advice. Tax compliance involves preparation of original and amended tax returns and claims for refund. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans, and requests for rulings or technical advice from taxing authorities.

All Other Fees: The Company did not engage Deloitte for any significant services for the year ended December 31, 2011.

Item No. 2

Ratification of the Selection of Deloitte & Touche LLP for 2012

The Audit Committee has selected Deloitte as GM’s independent registered public accounting firm for 2012, the Board of Directors has concurred in an advisory capacity with that selection, and the selection is now being submitted to the stockholders at the annual meeting for their ratification or rejection. If the stockholders do not ratify the selection of Deloitte as the independent registered public accounting firm, the Audit Committee will reconsider whether to engage Deloitte but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to stockholders. Among the factors the Audit Committee may consider in making this determination are the difficulty and expense of changing independent registered public accounting firms in the middle of a fiscal year. Even if the stockholders ratify the selection of Deloitte, the Audit Committee may in its sole discretion terminate the engagement of Deloitte and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

The Audit Committee considers Deloitte well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where General Motors operates.

Representatives of Deloitte will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for GM and its subsidiaries for 2012.

Item No. 3

Advisory Vote to Approve Executive Compensation

Executive compensation is an important matter for our stockholders. We are currently required to follow TARP guidelines for executive compensation under the direct supervision of the Special Master.

In 2011, more than 98 percent of the votes cast at the annual meeting were “favorable” to our Say-on-Pay proposal. With this result in mind and recognizing the continued impact of TARP requirements, the Compensation Committee has approved the compensation arrangements for NEOs described in this proxy statement in the Compensation Discussion Analysis Executive Summary beginning on page 30 and CD&A beginning on page 32. We urge you to read these sections of this proxy statement for a more complete understanding of our executive compensation plans, including our compensation philosophy and objectives and the 2011 compensation of NEOs.

When our TARP obligations are satisfied, in accordance with SEC regulations we will ask stockholders whether they would prefer to participate in the advisory Say-on-Pay vote every year, every two years, or every three years.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for NEOs.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. If you own shares through a broker, bank, or other nominee, you must instruct your broker, bank, or other nominee on how to vote your shares to ensure that your shares will be represented and voted on this proposal.

The Board of Directors recommends a vote FOR the advisory proposal to approve executive compensation.

2012 ANNUAL MEETING
General Motors Company
General Motors Global Headquarters
300 Renaissance Center
Detroit, Michigan 48265

General Directions

From East	From North

Take I-94 West to I-75 South. Keep left to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

Take I-75 South and keep left to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

From West	From South

Take I-94 East to I-75 South to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

OR

Take I-96 East to I-696 East toward Port Huron, then to M-10 South via Exit #8, toward the US-24 Telegraph exit. Merge onto M-10 South. In approximately 20 miles M-10 becomes Jefferson Avenue West. Proceed east for approximately one quarter mile. The GM Renaissance Center is on the right.

From Canada:

Via Detroit-Windsor Tunnel, turn right at Jefferson Avenue. The GM Renaissance Center is approximately one block east on the right.

Via Ambassador Bridge, take I-75 North to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

Stockholders and their guests are responsible for their parking. Parking is available on a first-come, first-served basis at Port Atwater, Beaubien Place, and Miller parking decks. Valet Parking is also available at the GM Wintergarden on Atwater at the south entrance to GM’s Global Headquarters.

An admission ticket will be required to enter the meeting. Please follow the instructions on page 5 of this proxy statement for important information on attending the annual meeting.

Your Vote is Important

Please vote via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form.

Results of the Annual Meeting

Final certified results of voting at the annual meeting will be available at www.gm.com/proxymaterials.

GENERAL MOTORS COMPANY GENERAL MOTORS GLOBAL HEADQUARTERS MAIL CODE 482-C25-A36 300 RENAISSANCE CENTER P.O. BOX 300 DETROIT, MI 48265-3000

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern time on Monday, June 11, 2012. Have this proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone phone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, June 11, 2012. Have this proxy card available when you call and then follow the instructions.

If you vote by Internet or phone, do not mail this proxy card.

VOTE BY MAIL

Mark, sign, and date this proxy card and promptly return it in the enclosed postage-paid envelope or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

To reduce our future postage and printing expenses, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To enroll for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M45877-P25821	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MOTORS COMPANY
The Board of Directors recommends a vote FOR items 1-3:
1. Election of Directors - The Board of Directors recommends a vote FOR all the nominees listed below:
Nominees:	For	Against	Abstain		For	Against	Abstain
1a. Daniel F. Akerson	☐	☐	☐	1k. Thomas M. Schoewe	☐	☐	☐
1b. David Bonderman	☐	☐	☐	1l. Carol M. Stephenson	☐	☐	☐
1c. Erroll B. Davis, Jr.	☐	☐	☐	1m. Theodore M. Solso	☐	☐	☐
1d. Stephen J. Girsky	☐	☐	☐	1n. Cynthia A. Telles	☐	☐	☐
1e. E. Neville Isdell	☐	☐	☐	The Board of Directors recommends a vote FOR Item 2 and 3. 2. Ratification of the Selection of Deloitte & Touche LLP as GM’s Independent Registered Public Accounting Firm for 2012.
1f. Robert D. Krebs	☐	☐	☐		☐	☐	☐
1g. Philip A. Laskawy	☐	☐	☐
1h. Kathryn V. Marinello	☐	☐	☐
1i. James J. Mulva	☐	☐	☐	3. Advisory Vote to Approve Executive Compensation.	☐	☐	☐
1j. Patricia F. Russo	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, guardian, trustee, custodian, or in any other representative capacity, give full title as such. Corporations should provide the full name of corporation and name and title of the authorized officer signing the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

General Motors Company

2012 Annual Meeting of Stockholders

Tuesday, June 12, 2012, 9:30 a.m. ET

General Motors Global Headquarters

300 Renaissance Center

Detroit, Michigan 48265

To attend the annual meeting, you must request an admission ticket in advance by following the instructions in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report to Stockholders are available at www.gm.com/proxymaterials.

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M45878-P25821

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned authorizes Daniel F. Akerson, Stephen J. Girsky, and Daniel Ammann, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for directors; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents of the Proxy Statement; and upon all other matters which may come before the 2012 Annual Meeting of Stockholders of General Motors Company, or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations; just sign, date, and return this proxy in the enclosed envelope.

Please see the reverse side for Internet and telephone voting instructions.

(Continued and to be marked, signed, and dated on the reverse side)